UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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SCRIPPS NETWORKS INTERACTIVE, INC.

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SCRIPPS NETWORKS INTERACTIVE, INC.

9721 Sherrill Blvd.

Knoxville, TN 37932

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 9, 2017

TO THE SHAREHOLDERS OF SCRIPPS NETWORKS INTERACTIVE, INC.

The Annual Meeting of the Shareholders of Scripps Networks Interactive, Inc. (the “Company”) will be held at 502 E. Lamar Alexander Parkway, Maryville, TN 37804, on Tuesday, May 9, 2017, at 2:30 p.m., local time, to consider:

1.	The election of the 12 director nominees identified in the proxy statement;
2.	Advisory approval of the compensation of the Company’s named executive officers;
3.	Advisory approval of the frequency of the shareholder vote on the compensation of the Company’s named executive officers;
4.	Ratification of the appointment of Deloitte & Touche LLP to serve as our independent auditor for the fiscal year ending December 31, 2017; and
5.	Such other business as may properly come before the meeting.

The Board of Directors has set the close of business on March 13, 2017 as the record date for the determination of shareholders who are entitled to notice of and to vote at the meeting and any adjournment thereof.

We are furnishing our proxy materials to you under U.S. Securities and Exchange Commission rules that allow companies to deliver proxy materials to their shareholders on the Internet. On or about March 29, 2017, we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) and provided access to our proxy materials on the Internet. The proxy materials include the 2016 Annual Report to Shareholders and the Proxy Statement.

We encourage you to attend the Annual Meeting. However, it is important that your shares be represented whether or not you are personally able to attend. Even if you plan to attend the Annual Meeting, please vote as instructed in the Notice, via the Internet or the telephone as promptly as possible to ensure that your vote is recorded. Alternatively, you may follow the procedures outlined in the Notice to request a paper proxy card to submit your vote by mail. If you attend the meeting and your shares are registered in your name, you may withdraw your proxy at that time and vote your shares in person.

Your proxy is being solicited by the Board of Directors.

By order of the Board of Directors,

Eleni Vatsis Stratigeas
Senior Vice President,
Business and Legal Affairs and Corporate Secretary

March 29, 2017

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 9, 2017.

The Proxy Statement and Annual Report to Shareholders are available without charge at http://www.proxyvote.com

SCRIPPS NETWORKS INTERACTIVE, INC.

9721 Sherrill Blvd.

Knoxville, TN 37932

PROXY STATEMENT

2016 ANNUAL MEETING

May 9, 2017

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Scripps Networks Interactive, Inc., an Ohio corporation (the “Company”), for use at the Company’s Annual Meeting of Shareholders (the “Annual Meeting”), which will be held on Tuesday, May 9, 2017, at 502 E. Lamar Alexander Parkway, Maryville, TN 37804, at 2:30 p.m., local time.

The close of business on March 13, 2017, has been set as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

ADMISSION PROCEDURES

As we are committed to providing a safe, secure environment for our shareholders, employees, and guests, we kindly ask that you observe the following procedures if you plan to attend the Annual Meeting:

•

Before the meeting: Please register on or before May 7, 2017, by contacting Eleni Stratigeas, our Senior Vice President, Business and Legal Affairs and Corporate Secretary, at (865) 560-3326 or estratigeas@scrippsnetworks.com. If you plan to attend the meeting and need special assistance because of a disability, please contact the corporate secretary’s office.

•	When you arrive: Company representatives will be available to direct you to the meeting room where you can check in at the registration table beginning at 2:00 p.m. local time.
•

What to bring: If your shares are registered in the name of a bank, broker, or other holder of record, please bring both a photo ID and documentation of your stock ownership as of March 13, 2017 (such as a brokerage statement). If your shares are registered in your name, either solely or jointly with one or more co-owners, you will just need a photo ID.

INTERNET AVAILABILITY OF PROXY MATERIALS

We are furnishing proxy materials to our shareholders primarily via the Internet under rules adopted by the U.S. Securities and Exchange Commission, instead of mailing printed copies of those materials to each shareholder. On March 29, 2017, we mailed to our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including our Proxy Statement and our Annual Report to Shareholders. The Notice of Internet Availability of Proxy Materials also instructs you on how to access your proxy card or to vote via the Internet or by telephone.

This process is designed to expedite the shareholders’ receipt of proxy materials, lower the cost of the Annual Meeting and help conserve natural resources. Shareholders who would prefer to continue to receive printed proxy materials should follow the instructions included in the Notice of Internet Availability of Proxy Materials.

VOTING PROCEDURES

On March 13, 2017, the Company had outstanding 95,858,201 Class A Common Shares, $.01 par value per share (“Class A Common Shares”), and 33,850,481 Common Voting Shares, $.01 par value per share (“Common Voting Shares”). Holders of Class A Common Shares are entitled to elect the greater of three or one-third (or the nearest smaller whole number if such fraction is not a whole number) of the directors of the Company but are not entitled to vote on any other matters except as required by Ohio law. Holders of Common Voting Shares are entitled to elect all remaining directors and to vote on all other matters requiring a vote of shareholders. Each Class A Common Share and Common Voting Share is entitled to one vote upon matters on which such class of shares is entitled to vote. Holders of Class A Common Shares and Common Voting Shares do not have cumulative voting.

A quorum of shareholders is necessary to hold a valid meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding Class A Common Shares is necessary for the election of the four directors to be elected by the holders of the Class A Common Shares and the presence, in person or by proxy, of the holders of a majority of the outstanding Common Voting Shares is necessary for any other action to be taken at the meeting.

With respect to the election of directors, when a quorum of holders of Class A Common Shares and Common Voting Shares, respectively, is present at an annual meeting in which directors are elected, directors shall be elected by a plurality of the votes cast. Under this standard, the eight (8) director nominees to be elected by the holders of Common Voting Shares (voting separately as a class) and four (4) director nominees to be elected by the holders of Class A Common Shares (voting separately as a class), in each case who receive the greatest number of votes will become directors of the Company.

With respect to any other matter to be voted upon, when a quorum of holders of Common Voting Shares is present at an annual meeting, the vote of the holders of a majority of the Common Voting Shares, issued and outstanding and entitled to vote there at, present in person or by proxy, shall decide any question brought before such meeting.

With respect to the election of directors, a shareholder may vote “for” a director nominee or may “withhold” such shareholder’s vote for a director nominee.  Withheld votes will be treated as present at the meeting for purposes of establishing a quorum for the meeting and for purposes of the vote on a particular matter. A withheld vote will have no effect on the matter.

With respect to any other matter to be voted upon, a shareholder may vote “for” or “against” such matter or may “abstain” from voting for such matter. Abstentions will be treated as present at the meeting for purposes of establishing a quorum for the meeting and for purposes of the vote on the particular matter. Abstentions will have the same effect as a vote against the matter.

Broker non-votes also will be treated as present at the meeting for purposes of establishing a quorum for the meeting, but will not be treated as shares present for purposes of the vote on the particular matter. A broker non-vote will have no effect on the matter. A broker non-vote occurs when a broker or other nominee does not vote shares on a “non-routine” matter, such as the election of directors, because the broker or nominee does not have discretionary voting power for the particular matter and has not received voting instructions from the beneficial owner of the shares.

The presence of any shareholder at the meeting will not operate to revoke his or her proxy. A proxy may be revoked at any time, if it has not been exercised, by giving written notice to the Company or in open meeting. If a shareholder signs and submits such shareholder’s proxy without voting instructions with respect to the proposals contained herein, the proxy will be voted “for” such proposals.

If you are a shareholder of record (i.e., if your shares are registered directly in your name in the records of our transfer agent, Wells Fargo), you can vote using one of the methods described below. If you are a beneficial owner (i.e., you indirectly hold your shares through a nominee such as a bank or broker), you can vote using the methods provided by your nominee.

VOTE BY INTERNET www.proxyvote.com Have your 16-Digit Control Number (printed in the box marked by the arrow on the notice or proxy card) and follow the instructions.	VOTE BY PHONE 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions.

TO REQUEST A PAPER OR E-MAIL COPY

If you want to receive a paper or email copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) BY INTERNET: www.proxyvote.com

2) BY TELEPHONE: 1-800-579-1639

3) BY EMAIL*: sendmaterial@proxyvote.com

*  If requesting materials by email, please send a blank email with your 16-Digit Control Number in the subject line (your Control Number can be found in the box marked by the arrow on the notice or proxy card). Requests, instructions and other inquiries sent to this email address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 25, 2017 to facilitate timely delivery.

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. It does not contain all of the information that you should consider in voting your shares. You should read the entire proxy statement, as well as our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, carefully before voting.

Voting Matters and Board Recommendations

	Proposal	Board Voting Recommendation	Page Reference

I.	Election of 12 directors	For each nominee	7

II.	Consider an advisory vote on approval of the compensation of the Company’s named executive officers	For	55
III.	Consider an advisory vote on the frequency of the advisory vote on approval of the compensation of the Company’s named executive officers	For every 3 years	56
IV.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017	For	57

Select Performance and Business Highlights

•	2016 showed strong increases from the prior year in key financial metrics:
o	Operating Revenue $3.4 billion – up 12.7%
o	Segment Profit[1] $1.4 billion – up 12.5%
o	Diluted Earnings per Share $5.18 – up 11.2%
•	HGTV had its highest-rated and most watched year ever, finishing 2016 ranked #3 among all cable networks for total adult viewers.
•	Food Network ranked #13 among ad-supported cable networks for adults aged 25-54.
•	TVN continued to grow market share in 2016, achieving a 23% share while ratings at TVN Group improved 4% with its target audience.
•	Travel Channel’s ratings improved 11% in 2016 for adult viewers aged 25-54.
•	Scripps Lifestyle Studios delivered more than 5 billion video views across all digital platforms in 2016.
•	Continued growth in international businesses with networks expanding distribution in numerous markets, including Argentina, Brazil, Canada, Mexico, the Middle East and North Africa and New Zealand.

[1]	See reconciliation of Segment Profit to GAAP measure in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Corporate Governance Highlights

We believe that good corporate governance is integral to our business, and the Board monitors developments in governance best practices to assure that it continues meeting its commitment to representation of shareholder interests. Below is a summary of certain corporate governance practices and facts:

● Annual election of directors ● Independent lead director	● Strong risk management program ● 11 of our 12 director nominees are independent

● Regular executive sessions of the Board and board committees	● Active shareholder outreach

● Annual board and committee evaluations	● Comprehensive Code of Ethics and Corporate Governance Principles

● Global ethics and corporate compliance program	● Robust executive succession planning process

● Incentive plan alignment between pay and performance	● Clawback policy providing for return of cash and equity based incentive compensation

● Commitment to seeking diversity on the Board ● Stock ownership guidelines for executive officers and non-employee directors	● Active Board oversight of Company strategy and risk management

Shareholder Engagement

We value our shareholders’ perspective on our business and each year regularly engage with shareholders through a variety of engagement activities to stay informed on the evolving perspectives of the investor community. We engage with shareholders on various matters, including industry trends, Company performance, corporate governance, and executive compensation. In 2016, our key shareholder engagement activities included investor road shows in twelve U.S. and international cities, eight investor conferences in the U.S., and our 2016 annual meeting of shareholders.

Director Nominees

The following table provides summary information regarding each nominee to the Board. Information about each director’s experience, qualifications and skills can be found in the Report on Nominees for Election of the Board of Directors.

						Committee Memberships[2]
NAME	AGE	DIRECTOR SINCE	DIRECTOR CATEGORY[3]	PRINCIPAL OCCUPATION	INDE- PENDENT	AC	EC	CC	NGC	OTHER PUBLIC CO. BOARDS
Jarl Mohn Industry	65	2008	A	President and CEO, NPR	√			Chair		None
Nicholas B. Paumgarten Non-Industry	71	2008	A	Founder, Corsair Capital LLC	√		√		√	None
Jeffrey Sagansky Industry	65	2008	A	Chairman and CEO, Double Eagle Acquisition Corp.	√	√			Chair	3 (Double Eagle Acquisition Corp., Global Eagle Entertainment, Inc., Videocon d2H Limited)
Ronald W. Tysoe Non-Industry	63	2008	A	Former Senior Advisor, Perella Weinberg Partners LP; Former Vice Chairman, Federated Department Stores, Inc. (now Macy’s Inc.)	√	Chair		√		4 (Canadian Imperial Bank of Commerce, Cintas Corporation, J. C. Penney Company, Inc., Taubman Centers, Inc.)
Gina L. Bianchini Industry	44	2012	CV	Founder and CEO, Mighty Software, Inc.	√			√	√	None
Michael R. Costa Non-Industry	59	2009	CV	Former Head of Mergers and Acquisitions and Vice Chairman of Investment Banking, Cowen and Company	√	√		√		None
Philip I. Kent Industry	62	-	CV	Former Chairman and CEO, Turner Broadcasting System, Inc.	√			√		None
Kenneth W. Lowe Industry	66	2008	CV	Chairman, President, and CEO, Scripps Networks Interactive, Inc.			Chair			None

[2]

Audit Committee (“AC”); Executive Committee (“EC”); Compensation Committee (“CC”); Nominating and Governance Committee (“NGC”). The Company also maintains a Pricing Committee, a Digital Advisory Committee, and a Special Committee, as described herein in further detail.

[3]	Class A Common Shares (“A”); Common Voting Shares (“CV”).

						Committee Memberships[2]
NAME	AGE	DIRECTOR SINCE	DIRECTOR CATEGORY[3]	PRINCIPAL OCCUPATION	INDE- PENDENT	AC	EC	CC	NGC	OTHER PUBLIC CO. BOARDS
Donald E. Meihaus Industry	62	2015	CV	Former President, Miramar Services, Inc.	√	√			√	None
Richelle P. Parham Industry	49	2012	CV	General Partner, Camden Partners	√	√				1 (Laboratory Corporation of America Holdings)
Mary McCabe Peirce Industry	68	2008	CV	Former Trustee, The Edward W. Scripps Trust	√		√		√	1 (The E. W. Scripps Company)
Wesley W. Scripps Industry	34	2014	CV	Founder and Owner, Forlio Designs LLC	√				√	None
				Number of Meetings in 2016		7	0	4	4

Executive Compensation Highlights

The Company seeks to align the interests of our named executive officers (“NEOs”) with the interests of the Company’s shareholders. Certain important features of our executive compensation program include:

•	The program is designed to align financial results and sustainable shareholder value creation with the compensation of our executives.
•

Pay is tied to performance. Approximately 84% of our Chief Executive Officer’s and approximately 68% of the other NEOs’ fiscal 2016 target total direct compensation was based on “variable” (or “at risk”) pay elements.

o

100% of each NEO’s annual incentive award and 30% of each NEO’s long-term incentive award is subject to achievement of short-term and long-term financial and business objectives, with the remainder of the long-term incentive award comprised of stock options and restricted stock units (“RSUs”), designed to reward the NEOs for increasing the Company’s stock price and enhancing long-term value.

o

Strong 2016 performance resulted in above-target payouts under the NEO’s 2016 annual incentive awards and for the performance-based restricted share units (“PBRSUs”) award portion of their 2015 long-term incentive awards (with a performance period ended December 31, 2016).

•	The Company maintains stock ownership guidelines that apply to all executive officers and directors.
•	The Company has strong governance policies related to executive compensation, and we employ appropriate compensation risk mitigating features.

PROPOSAL 1

Election of Directors

A board of 12 directors is to be elected, four by the holders of Class A Common Shares voting separately as a class and eight by the holders of Common Voting Shares voting separately as a class.  In the election, the nominees receiving the greatest number of votes will be elected. Withheld votes and broker non-votes will have no effect on this proposal.

Each proxy for Class A Common Shares executed and returned by a holder of such shares will be voted for the election of the four directors hereinafter shown as nominees for such class of shares, unless otherwise indicated on such proxy. Each proxy for Common Voting Shares executed and returned by a holder of such shares will be voted for the election of the eight directors hereinafter shown as nominees for such class of shares, unless otherwise indicated on such proxy. Although the Board does not contemplate that any of the nominees hereinafter named will be unavailable for election, in the event that any such nominee is unable to serve, the proxies will be voted for the remaining nominees and for such other person(s), if any, as the Board may propose.

Mr. Paumgarten will turn 72 years old before the 2017 annual meeting. As set forth in the Company’s Corporate Governance Principles, it is the general policy of the Company that the retirement age for directors is 72 years of age. However, the Board, upon the recommendation of the Nominating and Governance Committee, has decided to make an exception to this retirement policy for Mr. Paumgarten until the 2017 annual meeting of shareholders due to Mr. Paumgarten’s extensive knowledge, experience and his deep understanding of the media industry, and has concluded that the Company would benefit from his continued service as a member of the Board.

The Board of Directors unanimously recommends a vote “FOR” the election of the nominated directors.

REPORT ON THE NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

The following table sets forth certain information as to each of the nominees for election to the Board of Directors. Each of the nominees, other than Philp I. Kent, is currently serving as a director of the Company and has been previously elected by our shareholders.

Name	Age	Director Since	Principal Occupation or Occupation/Business Experience for Past Five Years

Nominees for Election by Holders of Class A Common Shares

Jarl Mohn(1)	65	2008

President and CEO of NPR since July 2014; Trustee of the Mohn Family Trust since September 1991, Interim CEO at MobiTV, Inc. (a converged media platform) from May 2007 to October 2007; President and Chief Executive Officer of Liberty Digital, Inc. (a media company) from January 1999 to March 2002; President and CEO of E! Entertainment Television (a network with programming dedicated to the world of entertainment) from January 1990 to December 1998.

Mr. Mohn brings more than forty years’ experience in the media industry through his prior positions as Chief Executive Officer of several major media companies. Additionally, he has 25 years’ experience in the cable TV industry. He is known for his vast and extensive industry knowledge, innovative thinking and expertise as well as a thorough understanding of the challenges and opportunities faced by the Company. Additionally, he served as a director of The E. W. Scripps Company (a publicly traded media company with interests in television stations, newspapers and local news and information Web sites), which provided him with institutional knowledge of the Company.

Nicholas B. Paumgarten(2)	71	2008

Founder, Corsair Capital LLC (an investment firm) since March 2006; Managing Director of J.P. Morgan Chase and Chairman of J.P. Morgan Corsair II Capital Partners L.P. (an investment banking firm and an investment fund) from February 1992 to March 2006.

Mr. Paumgarten has extensive financial industry experience and brings both financial services and corporate governance perspective to the Company as the Founder of Corsair Capital, a former Managing Director of J.P. Morgan Chase, and the former Chairman of J.P. Morgan Corsair II Capital Partners L.P. His prior service as a director of The E. W. Scripps Company provided him with institutional knowledge and expertise in the media industry.

Name	Age	Director Since	Principal Occupation or Occupation/Business Experience for Past Five Years

Jeffrey Sagansky(3)	65	2008

Chairman and CEO of Double Eagle Acquisition Corp. (a publicly traded company founded for the purpose of effecting business combinations) since July 2015; President of Silver Eagle Acquisition Corp. from July 2013 to March 2015; President of Global Eagle Acquisition Corp. from 2011 to February 2013; Chairman of RHI Entertainment LLC (a producer and distributor of long-form television content) from February 2009 to December 2010.

Mr. Sagansky brings more than 35 years of experience managing television operations and investing in television distribution and production companies, which enables him to provide critical insights into the media industry and how best to position the Company for success. He also holds an MBA from Harvard Business School. From his long-term experience in the media industry, he brings expertise and industry knowledge to the Board. Also, as a former director of The E. W. Scripps Company, he brings historical knowledge of the Company and its strengths, challenges and opportunities.

Ronald W. Tysoe(4)	63	2008

Senior Advisor of Perella Weinberg Partners LP (a global, independent advisory and asset management firm) from October 2006 to September 2007; Vice Chairman of Federated Department Stores, Inc. (now Macy’s Inc.), a retail organization operating stores and Internet websites, from April 1990 to October 2006.

Mr. Tysoe brings significant experience in accounting and finance, including serving on a number of audit committees of public companies and as a former Chief Financial Officer of a large public company. Mr. Tysoe is an audit committee financial expert as defined in the SEC rules adopted under the Sarbanes-Oxley Act. Additionally, he served as a director of The E. W. Scripps Company, which provided him with institutional knowledge and insight into the challenges and opportunities of the Company.

Nominees for Election by Holders of Common Voting Shares

Gina L. Bianchini	44	2012

Founder and CEO of Mighty Software, Inc. (provider of social software solutions) since September 2010. CEO of Ning, Inc. (platform for creating social websites) from 2004 to March 2010. Co-Founder and President of Harmonic Communications (an advertising tracking, measurement, and optimization software company) from March 2000 to July 2003.

Ms. Bianchini’s expertise, vision and creativity in the rapidly evolving world of social networking make her uniquely qualified to serve the Company. Her valuable insight and guidance will benefit the Company as it develops new interactive businesses and explores opportunities to create and deliver our brand of lifestyle content on innovative digital platforms.

Name	Age	Director Since	Principal Occupation or Occupation/Business Experience for Past Five Years

Michael R. Costa	59	2009

Head of Mergers and Acquisitions and Vice Chairman of Investment Banking, Cowen and Company (a diversified financial services firm) from 2010 to 2011; Former Managing Director, Global Markets and Investment Banking/Mergers and Acquisitions of Merrill Lynch & Co. (provider of wealth management, securities trading and sales, corporate finance and investment banking services) from 1989 through 2008.

Mr. Costa brings more than twenty-five years of finance/investment banking experience to the Board. His prior work experience includes serving as a financial advisor to numerous corporations/boards in the media and communications industries in connection with mergers, acquisitions and corporate restructurings.

Philip I. Kent	62	-

Non-executive Chairman, Vevo, LLC since September 2015; Chairman, Turner Broadcasting System, Inc. from 2013 to 2014; Chairman and Chief Executive Officer of Turner Broadcasting Systems, Inc. from 2003 until his retirement in 2013; President and Chief Operating Officer of CNN News Group from 2000 to 2001; and President, International, Turner Broadcasting, Inc. from 1996 to 2000.

Mr. Kent brings over thirty-five years of media industry experience to the Company, including nineteen years in the cable television industry. His previous role as Chief Executive Officer provides him with knowledge, experience and insight into international expansion as well as oversight, governance and management of complex media organizations. Mr. Kent has served on the board of directors of the National Cable & Telecommunications Association and was past Chair of the Advertising Council. He is a member of the Broadcasting & Cable Hall of Fame.

Kenneth W. Lowe	66	2008

Chairman, President and Chief Executive Officer of the Company since July 2008; President and Chief Executive Officer of The E. W. Scripps Company from October 2000 to June 2008; President and Chief Operating Officer from January 2000 to September 2000 of The E. W. Scripps Company.

From his service as the current Chairman, President and Chief Executive Officer of the Company and his prior service as President and Chief Executive Officer and Chief Operating Officer of The E. W. Scripps Company, Mr. Lowe brings deep institutional knowledge and perspective regarding the Company’s strengths, challenges and opportunities. He possesses extensive public company and media industry experience.

Name	Age	Director Since	Principal Occupation or Occupation/Business Experience for Past Five Years
Donald E. Meihaus	62	2015

Secretary and Treasurer of The Edward W. Scripps Trust from 1990 until his retirement in 2013; President of Miramar Services, Inc. (the Scripps family office) from 2002 to 2012.

Mr. Meihaus brings institutional knowledge to the Company from his service as the former President of the Scripps family office and as Secretary and Treasurer of The Edward W. Scripps Trust.

Richelle P. Parham(5)	49	2012

General Partner, Camden Partners, since 2016; Chief Marketing Officer of eBay Marketplaces, North America (Ecommerce company) from 2010 to February 2015; Head of Global Marketing Innovation and Initiatives and Head of Global Marketing Services for Visa, Inc. (global financial technology company) from 2008 to 2010. Ms. Parham also held a variety of senior leadership roles at Digitas, Inc. (global integrated advertising agency) from 1994 to 2007 including serving as Senior Vice President and General Manager of the agency’s Chicago office.

Ms. Parham has more than 20 years of global marketing experience. Her experience developing strategies that deliver strong return on marketing investments becomes increasingly important as we create lifestyle content services for consumers on emerging interactive media platforms.

Mary McCabe Peirce(6)(7)	68	2008

Ms. Peirce brings institutional knowledge to the Company through her service as a trustee of The Edward W. Scripps Trust and as a director of The E. W. Scripps Company. As a result of this experience, she has a thorough understanding of the Company’s history and vision.

Wesley W. Scripps(7)	34	2014

Founder and owner of Forlio Designs LLC (a web design firm) since 2008.

Mr. Scripps’ experience in owning and operating a web design firm provides real-time, valuable insight and guidance to the Company as it develops new interactive businesses and promotes its brands on various platforms.

(1)	Mr. Mohn was previously a director of CNET Networks, Inc. (a then-publicly traded interactive media company) and XM Satellite Radio Holdings, Inc. (a then-publicly traded satellite radio provider).
(2)	Mr. Paumgarten was previously a director of United Community Banks, Inc. (a publicly traded bank holding company).
(3)

Mr. Sagansky is a director of Global Eagle Entertainment, Inc. (a publicly traded airline supplier of entertainment and connectivity to the worldwide airline business) and a non-executive director of Videocon d2H Limited (a publicly traded provider of direct to home digital satellite services in India.). He was previously a director of RHI Entertainment, Inc. (a then-publicly traded broadcast media producer), American Media, Inc. (a publicly traded magazine company), and Starz (a then-publicly traded pay television company).

(4)

Mr. Tysoe is a director of Canadian Imperial Bank of Commerce, Cintas Corporation (a publicly traded company providing specialized services, including uniform programs and other products, to businesses), J. C. Penney Company, Inc. (a publicly traded apparel and home furnishing retailer), and Taubman Centers, Inc. (a publicly traded real estate company that owns and operates regional shopping centers). He was previously a director of NRDC Acquisition Corporation, Ohio Casualty Corporation (a then-publicly traded casualty insurance company) and Pzena Investment Management, Inc. (a publicly traded investment management company).

(5)	Ms. Parham is a director of Laboratory Corporation of America Holdings (a publicly traded independent clinical laboratory company).
(6)	Ms. Peirce is a director of The E. W. Scripps Company.
(7)	Mr. Scripps is a first cousin once removed of Ms. Peirce.

REPORT ON THE SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information with respect to persons known to management to be the beneficial owners, as of January 31, 2017, unless indicated otherwise in the footnotes below, of more than 5 percent of the Company’s outstanding Class A Common Shares or Common Voting Shares. Unless otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares shown therein as being beneficially owned by them.

	Total Shares to be Beneficially Owned		Percentage of Total(1)
Name and Address of Beneficial Owner	Class A Common Shares	Common Voting Shares	Class A Common Shares	Common Voting Shares
GREATER THAN FIVE PERCENT SHAREHOLDERS
Signatories to Scripps Family Agreement(2)	—	31,066,422	—	91.8%
c/o Tracy Tunney Ward Miramar Services, Inc. 250 Grandview Ave., Suite 400 Fort Mitchell, KY 41017
Southeastern Asset Management, Inc.(3)	10,065,833	—	10.5%	—
6410 Poplar Ave., Suite 900 Memphis, TN 38119
BlackRock, Inc.(4)	7,162,185	—	7.5%	—
55 East 52nd Street New York, NY 10022
The Vanguard Group(5)	7,884,635	—	8.3%	—
100 Vanguard Blvd. Malvern, PA 19355

(1)

Percentage of class is based on 95,530,861 Class A Common Shares and 33,850,481 Common Voting Shares outstanding as of January 31, 2017. Subject to the Scripps Family Agreement, each Common Voting Share is convertible at no cost and at any time into one Class A Common Share. The Percentage of Total Class A Common Shares does not give effect to the conversion of any Common Voting Shares into Class A Common Shares.

(2)

Certain descendants of Robert P. Scripps, descendants of John P. Scripps, certain trusts of which descendants of John P. Scripps or Robert P. Scripps are trustees or beneficiaries and an estate of a descendent of Robert P. Scripps are signatories to the Amended and Restated Scripps Family Agreement, dated May 19, 2015 (the “Scripps Family Agreement”), which governs the transfer and voting of all Common Voting Shares held by such signatories. The information in the table and this footnote is based on Amendment No. 12 to a Schedule 13D filed with the SEC on January 4, 2017 by the signatories to the Scripps Family Agreement. The signatories to the Scripps Family Agreement report shared voting power with each other with respect to the Common Voting Shares shown in the table because such shares will be voted as instructed by a vote conducted in accordance with the procedures set forth in the Scripps Family Agreement. The shares shown in the table do not include the following Common Voting Shares (the “Minors’ Shares”) that are held on behalf of persons who were minors at the time such shares were distributed from The Edward W. Scripps Trust (each, a “Minor”), and are not parties or subject to the Scripps Family Agreement: (a) 1,604,000 Common Voting Shares held by two signatories to the Scripps Family Agreement as co-guardians for a Minor and (b) 801,999 Common Voting Shares held by trusts for the benefit of Minors with respect to which another signatory to the Scripps Family Agreement serves as trust advisor.

The signatories to the Scripps Family Agreement also report that they individually beneficially own, in the aggregate, an additional 9,739,785 Class A Common Shares (10.20% of the outstanding Class A Common Shares), including an additional 48,147 Class A Common Shares, 15,118 Class A Common Shares,  41,689 Class A Common Shares, 8,568 Class A Common Shares, and 8,568 Class A Common Shares, respectively, that Mary McCabe Peirce and Wesley W. Scripps (each of whom is a director of the Company), Nackey Scagliotti, Edward W. Scripps, Jr. and Paul K. Scripps have the right to acquire within 60 days pursuant to outstanding stock options. None of the Class A Common Shares are subject to the Scripps Family Agreement.

If the Scripps Family Agreement is not considered, none of the signatories to the Scripps Family Agreement currently beneficially owns more than 5% of the Company’s outstanding Class A Common Shares or Common Voting Shares, other than: (i) Virginia S. Vasquez and Rebecca Scripps Brickner, who beneficially own 2,405,650 and 2,405,850 Common Voting Shares, respectively (7.1% of the outstanding Common Voting Shares each), including for each of them all the shares held by the Estate of Robert P. Scripps, Jr., of which they are co-executors, (ii) Mary McCabe Peirce, who beneficially owns 2,404,000 Common Voting Shares (7.1% of the outstanding Common Voting Shares), including 1,604,000 Minor’s Shares as to which she and Elizabeth A. Logan may be deemed to share beneficial ownership as co-guardians (which are not subject to the Scripps Family Agreement), (iii) Eaton M. Scripps, who beneficially owns 2,283,289 Common Voting Shares (6.7% of the outstanding Common Voting Shares), (iv) Charles Kyne McCabe, who beneficially owns 2,269,000 Common Voting Shares (6.7% of the outstanding Common Voting Shares), and (v) Edward W. Scripps, Jr., who beneficially owns 1,713,211 Common Voting Shares (5.1% of outstanding Common Voting Shares).

The signatories to the Scripps Family Agreement filing the Amendment No. 12 to Schedule 13D were Adam R. Scripps, Anne La Dow, Anne M. La Dow Trust under Agreement dated 10/27/2011, Anthony S. Granado, Austin S. Heidt, Barbara Victoria Scripps Evans, Careen Cardin, Charles E. Scripps, Jr., Charles Kyne McCabe, Charles L. Barmonde, Cody Dubuc, Corina S.

Granado, Crystal Vasquez Lozano, Cynthia J. Scripps, Douglas A. Evans, Douglas A. Evans 1983 Trust, Eaton M. Scripps, Edward W. Scripps, Jr., Eli W. Scripps, Elizabeth A. Logan, Elizabeth Scripps, Ellen B. Granado, Ellen M. Scripps Kaheny, Ellen M. Scripps Kaheny Revocable Trust dated April 17, 2014, Estate of Robert P. Scripps, Jr., Eva Scripps Attal, Gerald J. Scripps, Geraldine Scripps Granado, J. Sebastian Scripps, James Bryce Vasquez, Jenny Sue Scripps Mitchell, Jessica L. Scripps, Jimmy R. Scripps, John P. Scripps, John P. Scripps Trust Exempt Trust under agreement dated 2/10/77, John P. Scripps Trust under agreement dated 2/10/77 FBO Barbara Scripps Evans, John P. Scripps Trust FBO Douglas A. Evans under agreement dated 12/28/84, John P. Scripps Trust FBO Ellen McRae Scripps under agreement dated 12/28/84, John P. Scripps Trust FBO Paul K. Scripps under agreement dated 2/10/77, John P. Scripps Trust under agreement dated 2/10/77 FBO Peter M. Scripps, John Patrick Scripps, John Peter Scripps 2013 Revocable Trust dated December 30, 2013, Jonathan L. Scripps, Julia Scripps Heidt, Kendall S. Barmonde, Keon Korey Vasquez, La Dow Family Trust under agreement dated 6/29/2004, Manuel E. Granado, Margaret Scripps Klenzing, Marilyn J. Scripps, Mary Ann S. Sanchez, Mary

Peirce, Maxwell Christopher Logan, Megan Scripps Tagliaferri, R. Michael Scagliotti, Molly E. McCabe, Monica Holcomb, Nackey E. Scagliotti, Nathaniel W. Heidt, Paul K. Scripps, Peggy Scripps Evans, Peter M. Scripps, Peter R. La Dow, Raymundo H. Granado, Jr., Rebecca Scripps Brickner, Robert S. Heidt III, Samantha J. Brickner, Savannah Brickner, The Marital Trust of the La Dow Family Trust (subtrust of La Dow Family Trust), The Paul K. Scripps Family Revocable Trust, The Peter M. Scripps Trust under agreement dated 11/13/2002, Thomas S. Evans, Thomas S. Evans Irrevocable Trust under agreement dated 11/13/12, Victoria S. Evans Trust under agreement dated 5/19/2004, Virginia S. Vasquez, Wendy E. Scripps, William A. Scripps, William H. Scripps, Kathy Scripps, Scripps Family 1992 Revocable Trust, dated 06-09-92, Sam D.F. Scripps, Samuel Joseph Logan, Welland H. Scripps, Wesley W. Scripps and William A. Scripps Jr.

(3)

This information is based on a Schedule 13G/A filed with the SEC by Southeastern Asset Management, Inc. on February 14, 2017. According to the filing, Southeastern Asset Management, Inc. holds sole voting power with respect to 4,629,182 Class A Common Shares, shared voting power with respect to 5,002,112 Class A Common Shares, sole dispositive power with respect to 5,063,721 Class A Common Shares and shared dispositive power with respect to 5,002,112 Class A Common Shares.

(4)

This information is based on a Schedule 13G/A filed with the SEC by BlackRock, Inc. on January 27, 2017. According to the filing, BlackRock, Inc. holds sole voting power with respect to 6,426,917 Class A Common Shares and sole dispositive power with respect to 7,162,185 Class A Common Shares.

(5)

This information is based on a Schedule 13G/A filed with the SEC by The Vanguard Group on February 13, 2017. According to the filing, The Vanguard Group holds sole voting power with respect to 146,285 Class A Common Shares, sole dispositive power with respect to 7,730,327 Class A Common Shares, shared voting power with respect to 12,616 Class A Common Shares, and shared dispositive power with respect to 154,308 Class A Common Shares.

The Scripps Family Agreement

General.     The Edward W. Scripps Trust (the “Trust”), the former controlling shareholder of the Company, ended on October 18, 2012 upon the death of Robert P. Scripps, a grandson of the founder. He was the last of Edward W. Scripps’ grandchildren upon whom the duration of the Trust was based. In March and September of 2013, the Trust distributed the Class A Common Shares and Common Voting Shares held by the Trust to the beneficiaries of the Trust and to trust and guardian arrangements on behalf of the Minors.

Certain beneficiaries of the Trust and their descendants and certain members of the John P. Scripps family and trusts for their benefit are signatories to the Scripps Family Agreement, which governs the transfer and voting of Common Voting Shares.

The Minors’ Shares are not subject to the Scripps Family Agreement, and the Minors may or may not become parties in the future.

Voting Provisions of the Scripps Family Agreement.    Section 9 of the Scripps Family Agreement provides that the Company will call a meeting of the signatories to the Scripps Family Agreement (the “Signatories”) prior to each annual or special meeting of the shareholders of the Company. At each of these meetings, the Company will discuss with the Signatories each matter, including election of directors, that the Company will submit to the holders of Common Voting Shares at the annual meeting or special meeting with respect to which the meeting under the Scripps Family Agreement has been called. Each Signatory is entitled, either in person or by proxy, to cast one vote for each Common Voting Share owned of record or beneficially by the Signatory on each matter brought for a vote at the meeting. Each Signatory is bound by the decision reached by majority vote with respect to each such matter, and at the related annual or special meeting of the shareholders of the Company each Signatory is required to vote the Signatory’s Common Voting Shares in accordance with the decisions reached at the meeting of the Signatories.

The Signatories have informed the Company that at a March 10, 2017 meeting of the Signatories held pursuant to the Scripps Family Agreement, the Signatories approved election of the eight director nominees to be voted on by the holders of Common Voting Shares and approved Proposals 2, 3 and 4. Accordingly, based on such approval, the Signatories have informed the Company that they will vote the Common Voting Shares held of record by them in favor of such nominees and for Proposals 2, 3 and 4 at the annual meeting of shareholders.

Transfer Restrictions of the Scripps Family Agreement.    Signatories cannot dispose of any Common Voting Shares (except as otherwise summarized below) without first giving other Signatories and the Company the opportunity to purchase the shares. Signatories cannot convert Common Voting Shares into Class A Common Shares except for a limited period of time after giving other Signatories and the Company the opportunity to purchase such shares and in certain other limited circumstances.

Signatories are permitted to transfer Common Voting Shares to (a) their lineal descendants, and (b) certain charitable organizations, trusts and entities that are controlled by, or for which the power to vote and dispose of the Common Voting Shares is directed by, descendants of Robert P. Scripps or John P. Scripps.  Descendants to whom the shares are sold or transferred outright, and trustees and other persons with voting and dispositive power with respect to charitable organizations, trusts and entities into which such shares are transferred, must become parties to the Scripps Family Agreement or the shares will be deemed to be offered for sale pursuant to the Scripps Family Agreement. Signatories also are permitted to transfer Common Voting Shares by testamentary transfer to their spouses provided the shares are converted to Class A Common Shares and to pledge the shares as collateral security provided that the pledgee agrees to be bound by the terms of the Scripps Family Agreement. If title to any such shares subject to any trust is transferred to anyone other than a descendant of Robert P. Scripps or John P. Scripps, or if a person who is a descendant of Robert P. Scripps or John P. Scripps acquires outright any such shares held in trust but is not or does not become a party to the Scripps Family Agreement, such shares will be deemed to be offered for sale pursuant to the Scripps Family Agreement. Any valid transfer of Common Voting Shares made by Signatories without compliance with the Scripps Family Agreement will result in automatic conversion of such shares to Class A Common Shares.

Duration of the Scripps Family Agreement.    The provisions restricting transfer of Common Voting Shares under the Scripps Family Agreement will continue until 21 years after the death of the last survivor of the descendants of Robert P. Scripps and John P. Scripps alive when the Trust terminated. The provisions of the Scripps Family Agreement governing the voting of Common Voting Shares will be effective for a 10-year period after termination of the Trust and may be renewed for additional 10-year periods.

Beneficial Ownership by Executive Officers and Directors

The following table sets forth certain information with respect to the beneficial ownership of Class A Common Shares and Common Voting Shares by the Company’s executive officers and directors as of January 31, 2017.*

						Percentage of Total(1)
Name of Beneficial Owner:	Class A Common Shares(1)	Exercisable Options(2)	Vested Restricted Stock Units(3)	Total Class A Common Shares(4)	Common Voting Shares(1)	Class A Common Shares	Common Voting Shares
Gina L. Bianchini	4,714	24,051	1,159	29,924	0	*	*
Michael R. Costa	8,039	28,345	1,159	37,543	0	*	*
David A. Galloway	2,000	48,147	1,159	51,306	0	*	*
Cynthia L. Gibson	18,269	89,284	7,264	114,817	0	*	*
Mark S. Hale	20,596	122,686	6,534	149,816	0	*	*
Lori A. Hickok	20,403	112,736	12,519	145,658	0	*	*
Burton F. Jablin	38,108	187,709	39,173	264,990	0	*	*
Kenneth W. Lowe	209,833	687,745	79,881	977,459	0	1.0%	*
Donald E. Meihaus	1,077	10,742	1,159	12,978	0	*	*
Jarl Mohn(5)	23,476	48,147	1,159	72,782	0	*	*
Richelle P. Parham	2,460	24,051	1,159	27,670	0	*	*
Nicholas B. Paumgarten(6)	26,183	54,996	1,159	82,338	0	*	*
Mary McCabe Peirce(7)	182,292	48,147	1,159	231,598	32,670,422	*	96.5%
Nello-John Pesci, Jr.	5,919	39,545	6,285	51,749	0	*	*
Jeffrey Sagansky	11,457	24,051	1,159	36,667	0	*	*
Wesley W. Scripps(7)	2,276	15,118	1,159	18,553	31,066,422	*	91.8%
Ronald W. Tysoe	4,714	33,576	1,159	39,449		*	*
All directors & executive	581,816	1,599,076	164,405	2,345,297	32,670,422	2.5%	96.5%
officers as a group (17 persons)

*	Shares owned represent less than 1% of the outstanding shares of such class of stock.
(1)

The shares listed for each of the officers and directors represent his or her direct or indirect beneficial ownership of Class A Common Shares and Common Voting Shares. None of the shares listed for any officer or director is pledged as security for any obligation, such as pursuant to a loan arrangement or agreement or pursuant to any margin account agreement. Percentage of class is based on 95,530,861 Class A Common Shares and 33,850,481 Common Voting Shares outstanding as of January 31, 2017. Subject to the Scripps Family Agreement, each Common Voting Share is convertible at no cost and at any time into one Class A Common Share. The Percentage of Total Class A Common Shares does not give effect to the conversion of any Common Voting Shares into Class A Common Shares.

(2)

The shares listed for each of the executive officers and directors include Class A Common Shares underlying exercisable options at January 31, 2017, options that will be exercisable within 60 days after January 31, 2017 and options that will vest upon retirement.

(3)

The shares listed for each of the executive officers and directors include Class A Common Shares underlying RSUs at January 31, 2017, RSUs that will be vested within 60 days of January 31, 2017 and RSUs that will vest upon retirement.

(4)

The shares listed do not include any phantom share units held by a director in a phantom share account under the 2008 Deferred Compensation Plan for Directors. The following directors have been credited with the following number of phantom share units in such accounts as of December 31, 2016: Mr. Galloway — 24,929.95; Mr. Paumgarten — 18,568.00 and Mr. Tysoe — 28,264.68. The directors do not have voting or investment power with respect to any of these phantom share units.

(5)	The shares for Mr. Mohn include 100 shares held in an S corporation that is 100 percent controlled by The Mohn Family Trust.
(6)	The shares listed for Mr. Paumgarten include 1,700 shares owned by his wife. Mr. Paumgarten disclaims beneficial ownership of such shares.
(7)

The shares listed for Ms. Peirce include 1,604,000 Common Voting Shares held as co-trustee of a trust for the benefit of a family member. Ms. Peirce and Mr. Scripps are signatories to the Scripps Family Agreement. See “The Scripps Family Agreement” and footnote (2) to the preceding table.

REPORT ON THE BOARD OF DIRECTORS AND ITS COMMITTEES

2016 Board Meetings

During 2016, the Board held four regularly scheduled meetings and two special meetings. All directors attended at least 75 percent of the meetings of the Board and of the committees on which they served during the year ended December 31, 2016.

Executive Sessions of Directors

The independent directors of the Board met in executive session four times in 2016. Nicholas B. Paumgarten, who currently is serving as the lead director, presided at each of the meetings.

Committee Charters

The charters of the audit, compensation and nominating and governance committees are available for review on the Company’s website at www.scrippsnetworksinteractive.com by first clicking on “Investors,” then “Corporate Governance,” then “Governance Highlights,” and then on each committee’s name. Copies are available in print to any shareholder who requests a copy by contacting the corporate secretary at 9721 Sherrill Blvd., Knoxville, TN 37932.

Committees of the Board of Directors

Executive Committee.    Kenneth W. Lowe, Chair, Nicholas B. Paumgarten and Mary McCabe Peirce are the members of the Executive Committee. The Board may delegate authority to the Executive Committee to exercise certain powers of the Board in the management of the business and affairs of the Company between Board meetings. The Executive Committee did not meet in 2016.

Audit Committee.    Ronald W. Tysoe, Chair, Michael R. Costa, Donald E. Meihaus, Richelle P. Parham and Jeffrey Sagansky are the members of the Audit Committee. The purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibility relating to: (1) the integrity of the Company’s financial statements and financial reporting process and the Company’s systems of internal accounting and financial controls; (2) the performance of the internal audit services function; (3) the annual independent audit of the Company’s financial statements, the engagement of the independent auditors and the evaluation of the independent auditors’ qualifications, independence, performance and fees; (4) the compliance by the Company with legal and regulatory requirements, including the Company’s disclosure controls and procedures; (5) the evaluation of enterprise risk issues; and (6) the fulfillment of all other responsibilities as outlined in its charter. The internal and independent auditors have unrestricted access to the Audit Committee. The Audit Committee meets privately with each of the independent auditors, the internal auditors and management. During 2016, the Audit Committee held seven meetings. Each member of the Audit Committee is financially literate, under applicable Securities and Exchange Commission (“SEC”) and NASDAQ Global Select Market (“NASDAQ”) standards. In addition, Messrs. Tysoe and Costa each is an audit committee financial expert, as defined under SEC regulations. No member of the Audit Committee may receive any compensation, consulting, advisory or other fee from the Company, other than the Board compensation described elsewhere in this proxy statement, as determined in accordance with applicable SEC and NASDAQ rules.

The Company does not limit the number of other audit committees on which the members serve; however, in each case, the Board evaluates and determines whether commitments to serve on other audit committees impairs such member’s effective service to the Company. Messrs. Tysoe and Sagansky currently serve on the audit committees of two public companies, in addition to service on the Audit Committee of the Company. The Company’s Board reviewed these service commitments and determined that such simultaneous service does not impair their ability to effectively serve on the Company’s Audit Committee.

Compensation Committee.    Jarl Mohn, Chair, Gina L. Bianchini, Michael R. Costa, Ronald W. Tysoe, and David A. Galloway are the members of the Compensation Committee. Mr. Kent, if elected, will be a member of the Compensation Committee.

The Compensation Committee is appointed by the Board to discharge the Board’s responsibilities relating to compensation of the Company’s officers. The Compensation Committee reviews and approves the Company’s goals and objectives relevant to compensation of senior management and evaluates the performance of senior management in light of those goals and objectives. With respect to the senior managers, the Compensation Committee establishes base compensation levels, the terms of incentive compensation plans and equity-based plans and post-service arrangements. The Compensation Committee approves all awards under the Company’s Long-Term Incentive Plan and approves awards under the Company’s Executive Annual Incentive Plan. The Compensation Committee reviews all of the components of the chief executive officer’s compensation, including goals and objectives, and makes recommendations to the Board.

With respect to any funded employee benefit plans, the Compensation Committee appoints and monitors named fiduciaries. On an annual basis, the Compensation Committee reviews the operation of the Company’s compensation program to evaluate its coordination and execution and reviews any management perquisites. The Compensation Committee reviews succession planning relating to positions held by senior officers and makes recommendations with respect thereto to the Board. The Compensation Committee has the authority to engage outside consultants to assist in determining appropriate compensation levels for the chief executive officer, other senior managers and directors. The Compensation Committee is also responsible for producing an annual report for inclusion in the Company’s proxy statement and for reviewing and approving the Compensation Discussion & Analysis and related compensation disclosure. During 2016, the Compensation Committee held four meetings.

Nominating and Governance Committee.    Jeffrey Sagansky, Chair, Gina L. Bianchini, Donald E. Meihaus, Nicholas B. Paumgarten, Mary McCabe Peirce and Wesley W. Scripps are the members of the Nominating and Governance Committee. The purpose is to: (1) to assist the Board by identifying individuals qualified to become board members and to recommend director nominees to the Board and to the signatories to the Scripps Family Agreement; (2) to recommend to the Board the Corporate Governance Principles applicable to the Company; (3) to lead the Board in its annual review of the Board’s performance; (4) to recommend to the Board nominees for each committee of the Board; and (5) to review and make recommendations with respect to director compensation to the Board. During 2016, the Nominating and Governance Committee held four meetings.

Pricing Committee.    Ronald W. Tysoe, Jarl Mohn and Michael R. Costa are the members of a special Pricing Committee appointed by the Board to review material distribution agreements. The Pricing Committee did not meet in 2016.

Digital Advisory Committee.    Gina L. Bianchini, Chair, Jarl Mohn, Richelle P. Parham and Wesley W. Scripps are the members of the ad hoc Digital Advisory Committee appointed by the Board in November 2012 to further the Company’s on-going commitment to create viable, profitable and growing interactive content strategies and businesses. The Digital Advisory Committee did not meet in 2016.

Special Committee.    A special committee of the Board, consisting of Jarl Mohn, Nicholas B. Paumgarten, Jeffrey Sagansky and Ronald W. Tysoe (each of the directors elected by the holders of the Class A Common Shares), was appointed by the Board in December 2014 to review and approve the purchase by the Company pursuant to the Company’s ongoing share repurchase program of Class A Common Shares offered for sale by certain signatories to the Scripps Family Agreement. The special committee did not meet in 2016.

CORPORATE GOVERNANCE

The Board is committed to good corporate governance, good business practices and transparency in financial reporting. The Nominating and Governance Committee annually reviews the Company’s Corporate Governance Principles, a copy of which is available on the Company’s website by clicking on “Investors,” then “Corporate Governance,” and “Governance Highlights.” Copies are available in print to any shareholder who requests a copy by contacting the corporate secretary at 9721 Sherrill Blvd., Knoxville, TN 37932.

Code of Ethics

The Company demonstrates its commitment to operate at the highest ethical standards by enforcing the principles in its Code of Ethics which is applicable to all employees. The Company’s Chief Ethics and Compliance Officer is responsible for implementation and oversight of the ethics program. Additionally, the Company has in place a Code of Business Conduct and Ethics for the Chief Executive Officer and the Senior Financial Officers. It is the responsibility of the Audit Committee and the Chief Financial Officer to make sure that this policy is operative and has effective reporting and enforcement mechanisms. The Code of Business Conduct and Ethics for the Chief Executive Officer and Senior Financial Officers is available for review on the Company’s website and to any shareholder who requests a printed copy. Amendments to the policies and waivers of provisions applicable to executive officers or directors may only be made by the Board or an authorized committee of the Board. Any such amendment or waiver will be promptly disclosed on the Company’s website within four business days.

The Company believes it has an obligation to provide employees with the guidance and support needed to ensure that the best, most ethical choices are made at work. To support this commitment, the Company established a means for employees to submit confidential and anonymous reports of suspected or actual violations of the Company’s Code of Ethics relating, among other things, to: accounting and auditing matters; antitrust activity; confidentiality and misappropriation; conflicts of interest, discrimination or harassment; diverting of product or business activity; embezzlement; falsification of contracts, reports or records; gifts or entertainment; improper supplier or contractor activity; securities violations; sexual harassment; substance abuse; theft; or unsafe working conditions. To submit a report, an employee may call a toll-free number that is answered by a trained professional of EthicsPoint, an independent firm. This number (888-258-3507) is operational 24 hours a day, seven days a week. Employees may also raise questions online through the Internet (www.ethicspoint.com).

Charitable Contributions

The Company has not made any charitable contributions, where the amount has exceeded $1 million or 2 percent of such charity’s consolidated gross revenues, to any charitable organization of which a director is an executive officer.

Board Leadership Structure

Kenneth W. Lowe serves as both the Chairman of the Company’s Board and as its President and Chief Executive Officer. The Board has also appointed an independent lead director, Nicholas B. Paumgarten, who presides at all meetings of the Board at which the chairman is not present, including executive sessions of the independent directors. The lead director also serves as a liaison between the Chairman, President and Chief Executive Officer and the independent directors, which includes sharing with the Chairman, President and Chief Executive Officer such observations, comments or concerns as he and the other independent directors deem appropriate, reviews with the Chairman, President and Chief Executive Officer matters to be presented to the Board and has the authority to call meetings of the independent directors. The Company’s enterprise risk issues are reviewed by the Audit Committee, which reports on such issues to the Board based on periodic reports from management. The Chairman, President and Chief Executive Officer’s performance is reviewed annually by the Compensation Committee, which reports such determinations to the Board. The Company deems this leadership structure appropriate as it promotes efficiency in communications between the Chairman, President and Chief Executive Officer and the Board while monitoring effective independent board oversight over the President and Chief Executive Officer. The Company also believes that its leadership structure supports the risk oversight function of the Board described in more detail below.

Board Role in Risk Oversight

Risk oversight is primarily the responsibility of Company management, while the Board has ultimate responsibility for overseeing management’s risk management processes. The Board uses various means to fulfill this responsibility. Certain risks that fall under the purview of a particular committee are monitored by that committee, which then reports to the full Board as appropriate. Each of the committees of the Board addresses risks that fall within the committee’s areas of responsibility. For example, the Audit Committee reviews management’s enterprise risk management report, management’s audit plan and reports, legal and regulatory reports, treasury and insurance operations, the Company’s information technology risks and mitigation strategies, the tax function, and the Company's business code of conduct and compliance program. These management reports address significant risks such as operational, strategic, legal, regulatory, financial, technological, and reputational risks. The Compensation Committee addresses risks arising out of the Company’s executive compensation programs.

Certain risks which may relate to various market and economic assumptions that might be key risk indicators to the Company’s growth and strategic plans are addressed in connection with the Board’s annual review of the Company’s strategic plan and planning process. The Board also has the opportunity to address such risks at each Board meeting in connection with its regular review of significant business and financial developments as presented by management. The Board also reviews risks arising out of specific significant transactions when these transactions are presented to the Board for review or approval.

Communications with the Board

Shareholders and other interested parties wishing to communicate with the independent directors as a group or with any individual director (including the lead director) may do so by addressing a letter to the independent directors or to the individual director and sending it to them in care of the corporate secretary at 9721 Sherrill Blvd., Knoxville, TN 37932. For those who wish to send such communications via e-mail, they can do so to estratigeas@scrippsnetworks.com. A majority of the independent directors have instructed the corporate secretary to review all communications so received, and to forward directly to the independent directors or the individual director all such communications, except for communications unrelated to the function of the Board. Any communications not forwarded will be retained for one year, and any independent director may request the corporate secretary to forward to the independent director any such communication. The corporate secretary will not share direct communications to the independent directors or an individual director with any other member of management unless instructed to do so by the lead director or the independent director to whom the communication was addressed.

Director Attendance at Annual Meetings of Shareholders

The Company does not have a policy with regard to attendance by the directors at the Annual Meeting of Shareholders. At last year’s Annual Meeting of Shareholders, two directors were present.

Director Education

New directors attend one or more orientation sessions that introduce them to the Company’s operations and to the members of management. New directors also attend a formal director training program. Thereafter, directors are informed on a regular basis of various director educational programs offered by governance and director organizations. The Company pays for the continuing education of its directors. The director orientation policy is reviewed by the Nominating and Governance Committee annually.

Director Independence — Audit Committee

The Board of the Company has determined that none of the current members of the Audit Committee has any relationship with the Company that could interfere with his or her exercise of independence from management and the Company. Each of the members satisfies the definitions of independence set forth in the rules promulgated under the applicable rules of the SEC, the Sarbanes-Oxley Act and in the listing standards of NASDAQ.

Director Independence — Controlled Company Status

NASDAQ requires listed companies to have a majority of independent directors on their board of directors and to ensure that their audit committee and compensation committee are composed solely of independent directors. Director nominees must either be selected or recommended for the board of directors’ selection by a nominating committee composed solely of independent directors or, if no such committee exists, a majority of the independent directors in a vote in which only the independent directors participate. In addition, independent directors must meet regularly in executive sessions at which only independent directors are present. A company that qualifies as a “controlled company” does not have to comply with these requirements, other than the audit committee independence and executive sessions requirements, so long as the company discloses to shareholders that the company qualifies as a “controlled company” and is relying on this exemption in not having a majority of independent directors on the Board or solely independent directors on the compensation committee. A “controlled company” is a listed company of which more than 50 percent of the voting power for the election of directors is held by an individual, a group, or another company. Signatories to the Scripps Family Agreement hold a majority of the Company’s outstanding Common Voting Shares and as such the Company qualifies as a “controlled company” and may rely on the NASDAQ exemption. The Company is not relying at present on that exemption.

Director Independence

The Company has determined that all of the directors, other than Kenneth W. Lowe, have no material relationship with the Company and are independent under the criteria set forth in applicable rules of the SEC, the listing standards of NASDAQ and the Company’s Corporate Governance Principles. Additionally, all of the members of the Audit Committee, Nominating and Governance Committee and the Compensation Committee are independent under such standards.

Nominations for Directors

The Nominating and Governance Committee will review any candidate recommended by a shareholder of the Company in light of the Nominating and Governance Committee’s criteria for selection of new directors. If a shareholder wishes to recommend a candidate, he or she should send the recommendation, with a description of the candidate’s qualifications, to: Chair, Nominating and Governance Committee, c/o Ms. Eleni Vatsis Stratigeas, Scripps Networks Interactive, Inc., 9721 Sherrill Blvd., Knoxville, TN 37932.

In the past, the Nominating and Governance Committee has hired an independent consultant to assist with the identification and evaluation of director nominees and may do so in the future.

Nomination for Directors — Qualification Standards

When selecting new director nominees, the Nominating and Governance Committee considers requirements of applicable law and listing standards, as well as the director qualification standards highlighted in the Company’s Corporate Governance Principles. The Nominating and Governance Committee seeks diversity on the Board in terms of skills, experience and other factors. The Nominating and Governance Committee is responsible for reviewing with the Board the experience, qualifications, attributes and skills of nominees as well as the diversity and composition of the Board as a whole. A person considered for nomination to the Board must be a person of high integrity. Other factors considered are independence, age, skills, and experience in the context of the needs of the Board. The Nominating and Governance Committee makes recommendations to the Board regarding the selection of director nominees. The Nominating and Governance Committee is required to review annually the effectiveness of the Company’s Corporate Governance Principles, including the provisions regarding director qualifications (including diversity) that are part of the Corporate Governance Principles.

COMPENSATION DISCUSSION & ANALYSIS

In this section, we describe our compensation philosophy objectives and programs for our Chairman, President and Chief Executive Officer (“CEO”) and our other NEOs. The Compensation Discussion & Analysis (“CD&A”) provides:

•	A summary of our business results and the alignment between executive pay, short-term and long-term Company performance;
•	How our Board’s Compensation Committee determines compensation design and pay levels for specific 2016 decisions, including our compensation governance approach; and
•	A detailed description of the elements of the Company’s executive compensation program.

Executive Summary

Our executive compensation programs are designed to reward financial results and effective strategic leadership to build sustainable value for shareholders by correlating the timing and amount of actual pay with performance goals over various time horizons without excessive risk-taking.

As part of our annual compensation governance process, we review the appropriate group of peer companies against which we benchmark all elements of compensation program design and company-wide pay levels. Our compensation decisions and program designs for our NEOs, as discussed in this section, are intended to focus on both the short-term and long-term growth of the organization.

Our NEOs for Fiscal 2016 were:

Name	Current Title
Kenneth W. Lowe	Chairman, President & Chief Executive Officer
Lori A. Hickok	Executive Vice President, Chief Financial Officer
Burton F. Jablin	Chief Operating Officer, Scripps Networks Interactive
Cynthia L. Gibson	Executive Vice President, Chief Legal Officer
Mark S. Hale	Executive Vice President, Global Operations & Chief Technology Officer

Fiscal 2016 Business Review

We are a global media company with respected high-profile brands and are a leading developer of lifestyle-oriented content, providing primarily home, food, travel and other lifestyle-related programming. Our content is distributed via multiple methods, including television, the internet, digital platforms and licensing arrangements. The SNI portfolio of networks includes HGTV, Food Network, Travel Channel, DIY Network, Cooking Channel and Great American Country within and outside the United States (“U.S.”), with the exception of Great American Country, which is distributed in the United States, and Fine Living, Asian Food Channel (“AFC”) and TVN S.A.’s (“TVN”) portfolio of networks outside the United States. Additionally, outside the United States, we participate in UKTV, a joint venture with BBC Worldwide Limited (the “BBC”). Our businesses engage audiences and efficiently serve advertisers by producing and delivering entertaining and highly-useful content that focuses on specifically-defined topics of interest.

We intend to expand and enhance our lifestyle brands by: growing our brands through the creation of popular new programming and content; reaching additional demographics; extending distribution on various platforms, such as over-the-top and non-linear entrants providing streaming and/or on-demand services; and increasing our international footprint. We have a large library of content that we own the rights to indefinitely, enabling us to exploit original programming quickly and/or repackage content in a cost effective manner.

We are focused on strengthening our linear networks and expanding reach, in both the digital arena and international market. As part of our effort to expand in the digital arena, we launched Scripps Lifestyle Studios in the fourth quarter of 2015.

The growth of our international business, through acquisition and joint ventures, as well as organically, has been, and continues to be, a strategic priority for the Company. During the fourth quarter of 2016, we launched Cooking Channel in Canada, marking the first time we distributed this network outside the United States and Caribbean. Also during the fourth quarter of 2016, we launched HGTV in the Middle East and North Africa. In the second quarter of 2016, we launched HGTV as a free-to-air channel in New Zealand which is a first of its kind offering in the region. During 2015, we acquired TVN, a Polish media company, which operates a portfolio of 13 free-to-air and pay-TV lifestyle and entertainment networks; launched Travel Channel as a 24/7 free-to-air channel in the UK; expanded distribution of Food Network across Latin America and HGTV in Asia Pacific (“APAC”); launched Food Network in Australia as part of a commercial arrangement with Special Broadcasting Service (“SBS”); and secured a large volume output deal with Nine in Australia to launch Food Network and HGTV-branded programming blocks on newly-launched 9LIFE, Australia’s first free-to-air lifestyle network.

We have two reportable segments: U.S. Networks and International Networks.

U.S. Networks includes our six national television networks: HGTV, Food Network, Travel Channel, DIY Network, Cooking Channel and Great American Country. Additionally, U.S. Networks includes websites associated with the aforementioned television brands and other internet and mobile businesses serving home, food, travel and other lifestyle-related categories. U.S. Networks also includes our digital content studio, Scripps Lifestyle Studios. We own 100.0 percent of each of our networks, with the exception of Food Network and Cooking Channel, of which we own 68.7 percent. Each of our networks is distributed by cable and satellite operators, telecommunication suppliers and other distributors, including non-linear service providers.

International Networks includes the TVN portfolio of networks and other lifestyle-oriented networks available in the United Kingdom (“UK”), other European markets, the Middle East and Africa (“EMEA”), APAC and Latin America. We currently broadcast 42 international unique feeds, reaching approximately 310 million subscribers under the HGTV, DIY, Food Network, AFC, Cooking Channel, Fine Living, Travel Channel brands and TVN network portfolio.

Our businesses earn revenues from advertising sales, affiliate fees and ancillary sales, including licensing of our content to third parties and our brands for consumer products. Programming expenses, employee costs and marketing and advertising expenses are our primary operating costs.

Consolidated operating revenues were $3,401.4 million in 2016 compared with $3,018.3 million in 2015, an increase of $383.2 million, or 12.7%. Consolidated advertising revenues were $2,416.4 million in 2016, up 17.2% over 2015 driven by the inclusion of TVN’s results for the entire twelve months in 2016 as well as strong pricing in the U.S. market, while consolidated affiliate fee revenues were $894.4 million in 2016, up 2.2% over 2015.

Consolidated segment profit was $1,401.5 million in 2016 compared with $1,245.7 million in 2015, an increase of $155.8 million, or 12.5%.

Segment profit excludes interest, income taxes, depreciation and amortization, divested operating units, investment results and certain other items included in net income determined in accordance with accounting principles generally accepted in the United States of America (GAAP). The Company’s Chief Operating Decision Maker evaluates the operating performance of businesses and make decisions about the allocation of resources to our businesses using a non-GAAP measure we refer to as segment profit. Items excluded from segment profit generally result from decisions made in prior periods or from decisions made by corporate executives rather than the managers of the business segments. A reconciliation of segment profit to operating income determined in accordance with GAAP is provided for in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Consolidated net income attributable to the Company was $673.6 million, or $5.18 per diluted share, in 2016 compared with $606.8 million, or $4.66 per diluted share, in 2015.

Key Fiscal 2016 Executive Compensation Decisions

Important decisions and payouts related to 2016 are summarized below, and discussed in greater detail in the following pages.

Base Salary	Each NEO received a base salary increase effective January 1, 2016 ranging from 3.7% to 36.3% based on individual contributions to overall corporate results and salary level relative to market.

Annual Incentives

Our financial goals, segment profit (65% weight) and revenue (35% weight), were achieved at 104.13% and 100.87% of target respectively, resulting in a weighted average payout of 114.78% of target. These achievements represent 12.5% growth in segment profit over 2015 and 12.7% growth in revenues over 2015.

Long-term Incentives	For the 2015 PBRSU grants the metric was adjusted cash flow. The Company achieved 106.82%, which resulted in a payout of 134.10%. All NEOs received a payout under the 2015 PBRSU grants.

Employment Arrangements

We entered into new or amended employment contracts with certain NEOs, including our CEO. Given the need to maintain stable leadership in a time of significant change in the media industry, the Board recognized the importance of Mr. Lowe’s continued leadership as CEO of the company and as such entered into a new employment contract with him in 2016.  As determined by the Board, the compensation package provided to Mr. Lowe better aligns his total compensation opportunity to competitive market levels within the media industry and recognizes his outstanding performance in shareholder value creation during his time in the CEO position.  During the term, Mr. Lowe is entitled to a base salary of not less than $2,000,000, an annual incentive target bonus opportunity of not less than 200 percent of his salary and participation in all equity incentive, employee pension, and welfare benefit plans provided to other senior executives of the Company.  For additional details regarding Mr. Lowe’s employment agreement, please see the employment agreement section.

Business Results’ Impact on Compensation

We establish target compensation at the beginning of the performance period. An executive’s actual pay will be above or below the target level based on individual, organizational and stock performance. A substantial portion of each NEO’s compensation is in the form of equity and correlated with stock price performance so as the stock price rises or falls, so does the NEO’s actual compensation.

We employ a variety of quantitative criteria to assess the performance of our executives. Our objectives include achieving segment profit and revenue targets in order to align executive pay with shareholder interests.  The chart below illustrates the relationship between performance and our CEO’s compensation.

Target value represents stock options, time-based RSUs and PBRSUs at grant date value. Earned/vested value represents stock options, time-based RSUs and PBRSUs granted in 2013, 2014 and 2015 that vested in 2016 and PBRSU awards granted in 2015 and earned in 2016. All earned/vested equity awards are valued based on the Company’s share price on December 31, 2016. For 2016,

CEO compensation earned was below target total compensation, primarily driven by achievement results associated with PBRUSs and vested stock options currently below grant value.

Compensation Process Overview

Below we highlight certain executive compensation practices that we consider instrumental in driving Company performance while mitigating risk, as well as practices that we avoid because we do not believe they would serve the interests of our shareholders.

Our Compensation Core Values

Market Competitive

Benchmark pay based on data from CTHRA’s Cable Programmer’s and Broadcast Networks Compensation Survey and based on size-adjusted median of companies within our Proxy Peer Group with which we compete with in business and for talent

	Review Peer Group Annually review peer group for appropriateness and adjust when necessary to ensure a relevant comparison for executive compensation decisions	Focus on Performance Maintain a pay mix that is heavily performance-based
Balanced Performance Metrics Use performance metrics in annual incentive plan and long-term incentive plan that balance growing the Company, managing expense and generating cash flow.	Program Transparency Fully disclose the financial performance drivers in numeric terms used in our incentive programs

Performance Reviews & Risk Consideration

Reviews performance goals for annual and long-term incentive awards to confirm the use of diversified and rigorous, yet attainable targets, while avoiding excessive risk taking

Restrictive Covenants NEOs are subject to restrictive covenants upon separation, including non-compete, non-solicitation and non-disclosure obligations	Independent Committee Consultant Retain an independent compensation consultant engaged by, and reporting directly to, the Compensation Committee	Review Committee Charter Review charter annually to maintain strong oversight and governance protocols
Clawback Policy Maintain a clawback policy to permit repayment or forfeitures of cash and equity based compensation based on restated financial results	No Hedging Do not permit hedging transactions or short sales by executives or directors	No Excise Tax Gross-Ups for New Employees Eliminated excise tax gross-up provisions to new executives
Substantial Stock Ownership Guidelines Maintain stock ownership guidelines for executives	Double Trigger Vesting Require double trigger vesting for cash severance payments for termination following a change in control	Say-on-Pay Consider the views of holders of Common Voting Shares on NEO compensation of every 3 years

Role of the Compensation Committee

The Compensation Committee is responsible for reviewing and approving the Company’s executive compensation policies, plan designs and the compensation of our senior officers, including our NEOs. The Compensation Committee considers various factors in determining compensation levels for NEOs, including the officer’s responsibilities and performance, the effectiveness of our programs in supporting the Company’s short and long-term strategic objectives, and overall financial performance. Additionally, the Compensation Committee coordinates the full Board’s annual review of the CEO’s performance and considers the Board’s assessment in its compensation decisions related to the CEO.

To this end, the Compensation Committee conducts an annual review of executive officer pay levels, reviews market data provided by the independent consultant, and approves changes to program designs, including post-termination arrangements, based on an assessment of competitive market practice and emerging trends. Additionally, the Compensation Committee recommends succession plans to the Board and evaluates the risks associated with the Company’s executive compensation programs.

Role of the Compensation Consultant

In 2016 the Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian”) to provide executive compensation consulting services. Meridian’s services to the Compensation Committee and the Nominating and Governance Committee have included updates on best practices and market trends in executive and director compensation, recommendations regarding executive and director compensation, and an independent review of compensation proposals by the Company’s senior management. Meridian attended meetings at the Compensation Committee’s request and was available to provide guidance as questions and issues arose. Meridian provides no other services to the Company other than independent compensation advisory services. The Compensation Committee determined that Meridian is independent after consideration of the SEC independence factors.

Role of Executive Officers in Compensation Decisions

At the request of the Compensation Committee, the CEO presents individual pay recommendations for each of the NEOs, other than himself. In forming his recommendations, he is advised by information provided by human resource management (i.e., Executive Vice President, Chief Human Resource Officer and Senior Vice President, Compensation and Benefits) and the independent compensation consultant with regards to assessments of individual contributions, achievement of performance objectives and other qualitative factors. The Compensation Committee considers these recommendations in approving the pay levels of each NEO. The CEO does not make recommendations concerning his own compensation.

The CEO and members of human resource management regularly attend Compensation Committee meetings. Human resource management typically presents recommendations for changes to program designs and individual pay levels for executive officers, taking into consideration individual performance of each incumbent, appropriate benchmarking information and issues that may arise from an accounting, legal or tax perspective.

Compensation Program Overview

The Company’s executive compensation program is designed to meet the following three objectives that align with and support the Company’s strategic business goals:

•	Attract and retain executives who lead the Company’s efforts to build short-term and long-term value for shareholders
•	Reward achievement of annual operating performance goals and sustained increases in shareholder value
•	Emphasize variable performance-based components of the compensation program more heavily than fixed components

The key elements of the Company’s executive compensation program are base salary, annual incentives, long-term incentives consisting of stock options, time-based RSUs and PBRSUs, and retirement benefits. The compensation program also includes certain perquisites, but these perquisites are not a significant element of compensation. Each element of compensation is designed to fulfill the objectives discussed above.

Program	Form	Fixed or Variable	Objectives
Base Salary	Cash	Fixed	● Serves as attraction and retention incentive ● Rewards individual performance
Annual Incentive	Cash	Variable	● Rewards annual operating results ● Emphasizes variable performance-based compensation
Long-term Incentive, which includes:			● Serves as attraction and retention incentive •Emphasizes variable performance-based compensation ● Aligns interests with shareholders
Stock Options	Equity	Variable	● Rewards for maintaining and increasing stock price and enhancing long-term value
RSUs	Equity	Fixed	● Rewards for maintaining and increasing stock price and enhancing long-term value
PBRSUs	Equity	Variable	● Rewards based on Company performance ● Rewards for maintaining and increasing stock price and enhancing long-term value
Retirement Benefits	Cash	Fixed	● Serves as attraction and retention incentive

Pay Mix

A significant portion of the compensation program for the NEOs is “variable” or “at risk.” This means that it is contingent upon achieving specific results that are essential to the Company’s long-term success and growth in shareholder value. As described above, the variable components of the 2016 compensation program include annual incentives and long-term incentives which are comprised of stock options and PBRSUs. The Compensation Committee has not established a specific formula for the allocation of “fixed” and “variable” compensation components and instead retains the discretion to modify the allocation from year to year.

A majority of Mr. Lowe’s total direct compensation is variable. Compared to his total direct compensation in 2015, a larger percentage of Mr. Lowe’s total direct compensation is variable in 2016 due to the equity grants associated with his employment contract renewal. The Compensation Committee believes this approach directly aligns the CEO with shareholder interests.

As illustrated for the 2016 annual program elements, approximately 68% of the total direct compensation opportunity (i.e., “TDC”, or the sum of base salary, annual incentives, fixed equity, and variable equity at target) for the Company’s NEOs (other than the CEO) was weighted — assuming payout at target levels — toward variable and equity components. The TDC opportunity for the CEO was weighted towards variable and equity components at approximately 84%.

To assist in reviewing the levels of compensation in 2016 Meridian collected and analyzed market data, including base salary, target short- and long-term incentive opportunities for each of the NEOs from the following published and proprietary sources:

Primary Data Sources. The Compensation Committee relies on data sources from a third-party administered survey sponsored by Cable and Telecommunications Human Resources Association (“CTHRA”) and from publicly available proxy data from a peer group of 10 publicly-traded companies in the media industry, including:

AMC Networks Inc.	Lions Gate Entertainment Corp.	Time Warner Inc.
CBS Corp.	Sirius XM Holdings Inc.	Twenty-First Century Fox Inc.
Discovery Communications, Inc.	Starz	Viacom, Inc.
Liberty Global, PLC

The companies in this peer group represent some of the many companies in the media industry with which we compete in business and for talent. All pay opportunities were compared with the size-adjusted median of this proxy peer group using regression analysis based on revenue to reflect pay of similarly-situated executives in comparable positions.

Data from the CTHRA Cable Programmers, Broadcast Networks Compensation Survey:  Includes data from over 40 national cable and broadcast networks that participate in the survey each year.

Secondary Data Sources. To obtain a broader understanding of market pay levels and compensation and benefit practices, the Compensation Committee also reviews survey data from the Towers Watson Executive Compensation Database, for both general industry and media cuts.

Market data provides an important reference point by indicating what an executive could expect to earn at a similar peer company and what the Company might expect to pay if it should have to recruit from the outside. However, market data is only one of the many factors that the Compensation Committee considers to assess the reasonableness of pay opportunities provided to the Company’s executive officers. The Compensation Committee also considers other relevant factors such as the incumbent’s experience, tenure in position, talent supply and demand, cost constraints of the Company and internal equity.

Tally Sheets

In determining executive compensation for each NEO, the Compensation Committee also reviews tally sheets which provide:

•	History of targeted pay for the last five years;
•	Value of outstanding equity awards at various stock price levels;
•	Present value of accrued benefits under each retirement plan and current level of perquisites provided;
•	Cumulative stock exercises and stock vesting over time; and
•	Update on stock ownership levels.

Analysis of Each Compensation Element

Following is a brief summary of each element of the 2016 compensation program for the NEOs.

Base Salary. After discussing the individual performance, experience, scope of responsibilities, and Mr. Lowe’s recommendations for the other NEOs, the Compensation Committee established the base salaries for each NEO. In general, the increases are intended to align base salary levels with the market and to reflect the individual performance and scope of responsibilities of each NEO.  Mr. Lowe’s salary increase in 2016 was an outcome of him entering a new employment contract with the Company in 2016. Ms. Hickok’s salary increase in 2016 wan an outcome due to observations in market changes for Chief Financial Officer positions.

NEO	2016 Base Salary Percentage Increase
Mr. Lowe	36.3%
Ms. Hickok	14.8%
Mr. Jablin	5.7%
Ms. Gibson	7.9%
Mr. Hale	3.7%

Please refer to the Salary column of the Summary Compensation Table for the 2016 base salaries of the NEOs.

Annual Incentive. The annual incentive payout for the NEOs is based on the extent to which certain pre-established performance goals are achieved during the year. The annual incentive program is consistent with the Company’s pay for performance philosophy and is also “at risk” because the Company must achieve certain performance goals established by the Compensation Committee for the NEOs to receive an annual incentive payout.

Target Incentive Opportunities. The NEOs had the opportunity to earn targeted incentive cash payments that were expressed as a percentage of each executive’s annual base salary. The target annual incentive opportunities were established by the Compensation Committee, according to each executive’s position and level of responsibility and positioning versus market. The following table shows the target annual incentive opportunity as of December 31, 2016 (expressed as a percentage of base salary) for each NEO.

There was no change in the target annual incentive opportunity for the NEOs from 2015 with the exception of Mr. Lowe, whose target annual incentive opportunity increase in 2016 was an outcome of him entering into a new employment contract with the Company.

NEO	2016 Target Incentive as a Percent of Base Salary
Mr. Lowe	200%
Ms. Hickok	65%
Mr. Jablin	100%
Ms. Gibson	65%
Mr. Hale	65%

Performance Goals and Actual Results for 2016. The target annual incentives are earned based on the extent to which certain performance goals are achieved. The Compensation Committee established two performance goals for the 2016 annual performance period: segment profit and revenue, which are described in more detail below:

Segment Profit

Segment profit is the measure by which the Company evaluates the operating performance of each business segment and the measure of performance most frequently used by investors to determine the value of the enterprise. The segment profit goal was based on the consolidated performance of the Company.  Segment profit is a supplemental non-GAAP financial measure that is defined in our notes to the financial statements.  Segment profit for 2016 was adjusted to exclude (i) the effects of currency fluctuations above or below budgeted levels, (ii) programming amortization as a result of purchase accounting (iii), transaction and integration costs related to TVN above or below budgeted levels, (iv) expenses related to the reorganization of Travel Channel and our national television networks above or below budgeted levels and (v) unbudgeted severance costs.

Revenue

Revenue growth is primarily achieved through growth in advertising sales and distribution fee revenues from our television networks. Continued growth in revenues allows us to invest and grow our existing brands and allows us the flexibility to take advantage of promising opportunities in the global media marketplace. The revenue goal was based on the Company’s operating revenue as set forth in our financial statements.

The above combination of a growth measure (revenue) and a profitability measure (segment profit) creates a balance between growing the Company and managing expenses.

The following table provides the weights of each metric, the range of performance and payout, and the actual achievement level for each performance goal along with the payout percentage for 2016. All amounts are shown in millions.

	Weights (% of Total)	Threshold	Target	Maximum	Actual	Payout
Segment Profit(1)	65%	$1,095.9	$1,353.0	$1,623.6	$1,408.2	120.40%
Revenue	35%	$2,731.3	$3,372.0	$4,046.4	$3,401.4	104.35%
Payout Percent of Target		6%	100%	200%		114.78%

(1)

Actual segment profit results include adjustments for one-time items noted in the definition above and, therefore, differ from the reported segment profit in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

For more information on the 2016 target annual incentive opportunity for the NEOs, please refer to the “Grants of Plan-Based Awards” Table. The “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” column of that table provides the estimated payouts for the NEOs at threshold, target and maximum performance levels for 2016. Please refer to the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for the actual amounts earned by each NEO.

Long-Term Incentives. The Company’s long-term incentive awards are consistent with the Company’s pay for performance philosophy and are intended to create a direct correlation between the level of compensation paid to the NEOs and the Company’s financial performance and stock price. This approach:

•	Rewards performance that delivers creation of sustainable shareholder value;

•	Provides a long-term retention incentive for key employees based on the vesting period; and
•	Increases stock ownership of the NEOs so that their interests are more closely aligned with the long-term interest of the Company’s shareholders.

Long-Term Incentive Opportunities. Under the Company’s Long-Term Incentive Plan, the NEOs were granted equity awards as recommended by the CEO and approved by the Compensation Committee. The Compensation Committee approved the 2016 target value of the equity awards as a percent of base salary for each NEO based on each NEO’s position and level of responsibility.

Decisions regarding long-term incentive grants were made based on role and competitive market data to reward value creation and meet retention objectives. The Compensation Committee also determined that it was important to maintain internal equity among the NEOs, especially for positions of similar scope and authority in the Company. Therefore, in addition to the other factors cited, the targets reflect the Compensation Committee’s strategy to ensure proper internal alignment among the NEOs. There was no change to the target value of equity awards for the NEOs from 2015 with the exception of Mr. Lowe whose target value of equity awards increase in 2016 was an outcome of him entering into a new employment contract with the Company. This table shows the 2016 long-term incentive opportunities (expressed as a percentage of base salary) for each NEO.

NEO	2016 Long-Term Incentive as a Percent of Base Salary
Mr. Lowe	275%
Ms. Hickok	125%
Mr. Jablin	225%
Ms. Gibson	125%
Mr. Hale	125%

During 2016 we used three long-term incentive vehicles targeting the mix in the table below.

Form of Equity	Percent of Target Long-Term Incentive Award
Stock Options	40%
Restricted Share Units (RSUs)	30%
Performance-Based Restricted Share Units (PBRSUs)	30%

This combination of these forms of equity balances the need for retention with the focus on share price appreciation, both on an absolute and a relative basis.

Off-Cycle Grants. From time to time, in response to promotional opportunities, retention concerns, or renewal of employment agreements, the Company may provide select key executives with an off-cycle grant. These awards typically vest over multiple years either through passage of time or the requirement of various levels of performance achievement. Mr. Lowe received a PBRSU grant of $4,000,000 on January 1, 2016 with performance goals tied to earnings before interest, taxes, depreciation and amortization (“EBITDA”) for both 2017 and 2018, with the portion that will be earned vesting 50% on December 31, 2017 and 50% on December 31, 2018. In connection with his new employment contract, Mr. Lowe received a PBRSU grant of $10,000,000 on August 30, 2016 with adjusted net income performance goals, with the portion that will be earned vesting 30% on December 31, 2017, 30% on December 31, 2018 and 40% on December 31, 2019. Mr. Lowe received a PBRSU grant of $2,500,000 on August 30, 2016 with performance goals related to succession planning activities, with the portion that will be earned vesting on January 1, 2019. This equity structure was put in place as a retention vehicle in order to provide for Mr. Lowe’s continued leadership at the Company and in order to allow sufficient opportunity for succession planning.

Stock Options. Stock options only have a value when the Company’s stock price is greater than the options’ exercise price. This incentivizes NEOs to increase share price which benefits our shareholders. Therefore, stock options help to align the interests of NEOs with those of shareholders. In addition, stock options serve as an important retention device as they vest over three years and, if not vested, are forfeited if the employee voluntarily terminates before retirement.

Stock option grants have an exercise price equal to the fair market value of the underlying shares on the date of grant and have an eight-year term. These grants provide for accelerated vesting on a pro-rata basis for termination without “cause” or for “good reason”.

Time-Based Restricted Share Units. Each RSU corresponds in value to a single share of Company Class A Common Stock. Therefore, as share price increases, RSUs become more valuable. This creates an incentive for our NEOs to increase share price which benefits our shareholders. Time-based RSUs also provide NEOs the opportunity to increase their stock ownership levels. In addition, RSUs serve as an effective retention incentive as they vest over three years and unvested RSUs are forfeited if the employee voluntarily terminates before retirement. This serves to align the interests of the NEOs with those of our shareholders. These grants provide for accelerated vesting on pro-rata basis for termination without “cause” or for “good reason”.

Performance-Based Restricted Share Units (2016 Grants). PBRSU awards provide NEOs with an opportunity to increase their stock ownership levels and at the same time serve as retention incentives. The number of shares ultimately earned is dependent upon the level of the Company’s achievement of performance targets.

For the 2016 PBRSU grant, the two-year performance period began on January 1, 2016 and ends on December 31, 2017. Shares are earned if the targeted adjusted cash flow is achieved by more than the threshold as illustrated in the table below.

Performance Payout
≤ 80%	=	0%
85%	=	30%
90%	=	60%
95%	=	90%
100%	=	100%
105%	=	125%
110%	=	150%
115%	=	175%
≥ 120%	=	200%

The earned units, if any, vest 50% on each of February 28, 2018 and February 28, 2019. These grants provide for accelerated vesting in full for termination without “cause” or for “good reason”.

Performance-Based Restricted Share Units (2015 Grants). For the 2015 PBRSU grant, the two-year performance period began on January 1, 2015 and ended on December, 31, 2016. The Company’s adjusted cash flow was 106.82% of the target for the performance period, resulting in performance payout of 134.10%.

Additional Information. For more information on the equity awards granted to NEOs in 2016, please refer to the “Grants of Plan-Based Awards” table. For information about the total number of stock options, RSUs and PBRSUs outstanding as of the end of 2016 with respect to each NEO, please refer to the “Outstanding Equity Awards at Fiscal Year-End” table.

Retirement Plans

The Company provides savings and retirement benefits through the Scripps Networks Interactive Pension Plan and the Scripps Networks Interactive 401K Savings Plan.

The pension plan is closed to new participants and the credited service levels used for benefit calculation purposes are frozen; however, consideration of salary growth to calculate benefit levels continues for a ten-year transition period that ends December 31, 2019. Plan participants will continue to accrue service for vesting and early retirement eligibility.

The 401K Savings Plan includes a Company match of 50% of the employee’s contribution up to 6% of eligible compensation, and a Company contribution of up to 8% based on a combination of age and service. This Company contribution, which went into effect on January 1, 2010, was intended to mirror some of the financial benefits available under the defined benefit plan that was frozen.

To attract and retain key executive talent, the Company has determined that it is important to provide the management team, including the NEOs, with retirement benefits that are in addition to those generally provided to its employees. These restorative plans listed below allow the NEOs to receive the same benefit as other plan participants:

•

The Company supplements the pension plan for pension-eligible executives whose salary and contributions exceed the IRS limitations through the Company’s Supplemental Executive Retirement Plan (“SERP”). Consistent with the transitional freeze of the defined benefit plan, the SERP was also transitionally frozen, effective January 1, 2010.

•

The NEOs may also defer specified portions of their compensation under the Executive Deferred Compensation Plan, and receive matching contributions, in each case in excess of what they are able to defer under the 401K Savings Plan due to IRS limitations.

•

Due to legal restrictions for plan design, the transitional freeze of the defined benefit pension plan and accompanying transitional freeze of the Company’s SERP had a disproportionately negative impact on some employees of the Company, including some of the NEOs. In order to address this disproportionately negative impact, the Company added a Supplemental Contribution Plan (“SCP”), effective January 1, 2010 to allow for Company contributions based on a combination of age and service above the IRS contribution limits. The changes to the Company’s plans also had a disproportionately negative impact on employees as their relative ages and length of service increased. To address this negative impact, the Company contribution to the Executive Deferred Compensation Plan was increased for a group of employees based on age and length of service, including the four NEOs who participate in the pension plan. During 2011, the SCP was merged into the Executive Deferred Compensation Plan for ease of administration.

The Company believes that the SERP and the Executive Deferred Compensation Plan are important retention tools, as many of the companies with which the Company competes for executive talent provide similar benefits to their senior executives.

Perquisites

The Company provides executives with benefits comparable to those they would receive at other companies within our industry and are necessary for us to remain competitive in the marketplace. Our Compensation Committee considers these arrangements to be fair and reasonable in light of the relatively low cost to the Company.

In 2016, the NEOs received a financial planning benefit pursuant to the terms of their employment agreements, plus an additional payment to cover the taxes associated with the compensation value of this benefit. They also received membership in dining and business clubs. In addition, Mr. Lowe receives a monthly travel stipend for his trips to New York.

The NEOs are also eligible for an executive physical. Typically, the majority of the cost associated with this benefit is covered under the healthcare plans offered to the Company’s employees; however, if certain tests or procedures are not covered, the Company will pay for the difference.

For more information about the perquisites provided in 2016 to each NEO, please refer to the “All Other Compensation” column of the Summary Compensation Table.

Other Plans and Agreements

Employment Agreements. The Company maintains employment agreements with each of the NEOs. These employment agreements enhance retention incentives for the NEOs and also protect the Company’s interests by imposing confidentiality, non-competition, non-solicitation and other restrictive covenants on the executives.

The Company entered into new employment agreements with two NEOs in 2016. The Company entered into a new employment agreement with Mr. Lowe effective August 30, 2016 and the Company exercised the option to extend Mr. Hale’s employment agreement through December 31, 2017. For additional details on the employment agreements for our NEOs, please refer to the “Employment Agreements” section contained within this CD&A.

Each NEO would be entitled to severance benefits under his/her employment agreement in the event of an involuntary termination of employment without “cause” or a termination by the executive for “good reason,” death or disability. Each NEO, other than Jablin would also be entitled to certain severance benefits upon a termination of employment following the expiration of the term. The severance benefits for each of the NEOs are determined based upon a multiple of base pay and annual incentive.

In exchange for the severance benefits, the NEOs agree not to disclose Company confidential information and agree not to compete against the Company or solicit its employees or customers for a period of time after termination. These provisions protect the Company’s interests and help to ensure its long-term success.

Executive Severance Plan. Effective January 1, 2011, the Company adopted the Executive Severance Plan, which was most recently amended and restated in 2014 (“ESP”), that provides severance benefits to certain executives upon involuntary termination, death and disability. The ESP also provides benefits for termination for “good reason” for executives with employment agreements. The severance benefits are generally based upon a multiple of base salary and annual incentive, depending upon the level of responsibility of the executive. The ESP was adopted to codify existing practices, to ensure consistency in benefits payable upon termination and to provide for protection of the Company through the inclusion of confidentiality, non-compete and non-interference obligations in exchange for the receipt of benefits.  All NEOs are covered under the ESP.

Change in Control Plan. All NEOs are provided change in control protection under the Company’s Executive Change in Control Plan. Under this plan, a NEO would be entitled to certain severance benefits if a change in control were to occur and the Company terminated the executive’s employment without “cause” or the executive terminated his/her employment with the Company for “good reason” within a two-year period following the change in control. In addition to the benefits available under the Executive Change in Control Plan under these circumstances, Mr. Lowe is entitled to certain additional benefits under his employment agreement. The severance levels in the Change in Control Plan were adopted by the Compensation Committee in 2008.

This plan was frozen to new participants beginning in 2012. A new plan, 2012 Executive Change in Control Plan, was added for new hires beginning in 2012 that is the same as the 2008 plan with the exception that it does not include a gross-up provision.

The Company believes that the occurrence, or potential occurrence, of a change in control transaction will create uncertainty regarding the continued employment of NEOs. The change in control protections allow NEOs to focus on the Company’s business and objectively evaluate the benefits to shareholders of proposed transactions without being distracted by potential job loss. It also enhances retention following a change in control, as the severance benefits are payable only if the executive incurs a qualifying termination within a certain period following a change in control, rather than merely as a result of the change in control. In addition, the Change in Control Plan conditions the severance benefits upon certain confidentiality, non-compete and non-solicitation obligations which further protect the continuity of the Company’s business following a change in control.

All equity awards held by employees would immediately vest upon a change in control, under the Long-Term Incentive Plan. Unlike the cash severance described above, the vesting is not contingent upon a qualifying termination within a certain period following a change in control. This single trigger is appropriate because the equity of the Company will change and the Company believes NEOs, along with all participants, should have the same opportunity to realize value as common shareholders.

Additional Information. Please refer to the “Description of Potential Payments Upon Termination or Change in Control” section of this proxy statement for information regarding potential payments and benefits, if any, that each NEO is entitled to receive under his/her employment agreement and applicable plans in connection with his/her termination of employment as well as in connection with a change in control.

Other Governance Items

Equity Grant Practices. The Compensation Committee approves annual equity awards at its February meeting, which are subsequently issued on March 1st based on the closing price of the Company’s Class A Common Shares on such date (or the last trading day prior to such date). This meeting date is set typically two years in advance. The Compensation Committee does not grant equity compensation awards in anticipation of the release of material nonpublic information. Similarly, the Company does not time the release of material nonpublic information based on equity award grant dates.

Stock Ownership Guidelines. Effective November 2011, the Company adopted stock ownership guidelines for all NEOs in addition to executive officers to encourage ownership in the Company for the executives who have a direct impact on the decisions that contribute to the long-term success of the Company.

The guidelines give the executive five years to attain the prescribed ownership levels which are established as a target multiple of base pay. The target multiples for the NEOs are on the table to the right.

	Multiple of	2016
NEO	Salary	Ownership
Mr. Lowe	5.0x	8.8x
Ms. Hickok	2.0x	3.0x
Mr. Jablin	3.0x	5.0x
Ms. Gibson	2.0x	2.7x
Mr. Hale	2.0x	3.2x

Shares owned outright as well as RSUs are included in the totals. As of December 31, 2016, all of the NEOs have met the target stock ownership levels.

Mandatory Retirement Policy. Effective January 1, 2011, the Company adopted a mandatory retirement policy pursuant to which all bona fide executives as defined under the Age Discrimination in Employment Act, will be required to retire at the age of 65, unless otherwise determined by the Compensation Committee. Each of the NEOs qualifies as a bona fide executive and will be subject to the policy. Mr. Lowe’s employment agreement, which was approved by the Board, extended his employment until December 31, 2019, which is approximately three years after he turns 65.

Anti-hedging and Prohibition on Pledging Policy. Our policy on insider trading prohibits directors, officers and certain key employees from engaging in short sales, purchases of puts and calls and other speculative or hedging transactions with respect to Company stock, regardless of whether they do or do not hold material, non-public information. In addition, directors, officers and certain key employees are prohibited from holding Company stock in a margin account or pledging Company stock to secure a loan unless a prior approval is obtained.

Income Deduction Limitations. Section 162(m) of the Internal Revenue Code generally sets a limit of $1 million on the amount of non-performance-based compensation that the Company may deduct for federal income tax purposes in any given year with respect to the compensation of each of the NEOs other than the Chief Financial Officer. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Compensation Committee intends to preserve the tax deductibility of compensation paid to our executive officers to the extent consistent with our overall program objectives and philosophy, but recognizes that doing so may not always be feasible. In light of the need to maintain flexibility in administering our executive compensation program, the Compensation Committee retains discretion to recommend to the Board executive compensation that may not be deductible.

Compensation Risk Assessment. Members of management from the Company’s human resources, finance and legal groups assessed whether the Company’s compensation policies and practices encourage excessive or inappropriate risk taking by our employees, including employees other than our NEOs and reported the results to the Compensation Committee.

Specifically, the review included a detailed analysis of the following risk factors related to compensation: pay mix, performance goals, performance metrics/target, market comparisons and checks and balances. The review also analyzed whether there was any link between the Company’s key business risks and its compensation programs.

Based upon the review, and in consultation with Meridian, the Compensation Committee determined that its compensation policies and practices did not create risks that are “reasonably likely to have a material adverse effect” on the Company.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table presents information concerning compensation paid to the NEOs in 2014, 2015, and 2016. The narrative following the tables describes current employment agreements and employment terms with each of our NEOs.

Summary Compensation Table — 2014 to 2016

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Kenneth W. Lowe	2016	1,683,858		19,057,503	1,888,955	3,329,010	2,028,569	796,344	28,784,240
Chairman, President &	2015	1,467,000		2,420,604	1,573,534	2,039,548	1,315,473	499,158	9,315,318
Chief Executive Officer	2014	1,420,000		6,398,643	1,566,013	1,785,174	212,433	455,752	11,838,015
Lori A. Hickok	2016	775,000		581,234	429,306	578,218	514,990	184,711	3,063,459
Executive Vice President,	2015	675,000		1,506,226	329,101	469,221	96,339	154,590	3,230,476
Chief Financial Officer	2014
Burton F. Jablin	2016	1,110,000		1,498,542	1,106,792	1,274,086	889,495	324,577	6,203,492
Chief Operating Officer	2015	1,050,000		1,116,022	725,479	1,122,923	197,847	287,837	4,500,109
	2014	900,000		1,105,662	721,848	696,276	522,776	219,613	4,166,175
Cynthia L. Gibson	2016	680,000		510,050	376,690	507,340		110,186	2,184,266
Executive Vice President,	2015	630,000		472,552	307,159	437,940		99,799	1,947,449
Chief Legal Officer	2014	600,000		460,762	300,762	290,115		88,985	1,740,624
Mark S. Hale	2016	600,000	250,000	450,016	332,371	447,652	413,713	151,203	2,644,955
Executive Vice President,	2015	578,500		433,944	282,054	402,140	116,444	142,412	1,955,494
Global Operations & Chief Technology Officer	2014	560,000	250,000	429,989	280,724	270,774	258,511	118,313	2,168,311

(1)	Reflects the retention bonus paid to Mr. Hale under the terms of his employment agreement.
(2)

Reflects the aggregate grant date fair value of the PBRSUs granted at target performance payout and the time-based RSUs granted to our NEOs. The aggregate grant date fair value was determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation - Stock Compensation (“FASB ASC Topic 718”). See Note 18 of the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for an explanation of the assumptions made in valuing these awards. For additional information about the equity awards granted in 2016, please refer to the “Grants of Plan-Based Awards” section within this CD&A. For information on all outstanding equity awards as of December 31, 2016, please refer to the Outstanding Equity Awards at Fiscal Year End table.

(3)

In addition to the amounts reflected in the table, the grant date fair value of the PBRSUs granted in 2016 at the maximum performance payout would be as follows: Mr. Lowe: $19,057,503; Ms. Hickok: $581,234; Mr. Jablin: $1,498,542; Ms. Gibson: $510,050 and Mr. Hale: $450,016.

(4)

Reflects the aggregate grant date fair value of the stock options granted to our NEOs. The aggregate grant date fair value was determined in accordance with FASB ASC Topic 718. See Note 18 of the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for an explanation of the assumptions made in valuing these awards.

(5)

Reflects the annual incentive earned by each NEO under the Executive Annual Incentive Plan for the applicable calendar year. For additional information about the 2016 annual incentive opportunities, please refer to the narrative summary on executive annual incentive plans in this CD&A.

(6)

Reflects the increase in the present value of the accumulated benefits under the pension plan and the SERP for the applicable calendar year. Ms. Gibson is not eligible to participate in the pension plan or SERP. For information on these plans, please refer to the Pension Benefits table. The NEOs did not accrue any preferential or above-market earnings on non-qualified deferred compensation.

(7)	Reflects the perquisites and other benefits outlined in the table below. For more information about these benefits, refer to the narrative summary on executive benefits within this CD&A.

All Other Compensation Table

Name		Financial Planning ($)(1)	Legal Fees ($)	Club Dues ($)(2)	Tax Gross-Up ($)(3)	Matching Contribution ($)(4)	Company Contribution ($)(5)	Senior Executive Physical ($)(6)	Charitable Matching Gift ($)(7)	Other ($)(8)	Total ($)
Mr. Lowe	2016	15,000		25,594	10,840	150,386	496,024		2,500	96,000	796,344
	2015	15,000		14,942	10,840	105,197	345,180			8,000	499,158
	2014	15,000	1,682	15,236	12,054	96,155	315,625				455,752
Ms. Hickok	2016	10,000			3,765	40,493	129,953		500		184,711
	2015	10,000			3,765	31,287	109,538				154,590
Mr. Jablin	2016	10,000			7,227	71,460	233,390		2,500		324,577
	2015	10,000			7,227	62,972	205,139		2,500		287,837
	2014	10,000			7,227	47,888	154,498				219,613
Ms. Gibson	2016	10,000			3,765	35,568	53,353		7,500		110,186
	2015	10,000			3,765	32,977	48,057		5,000		99,799
	2014	10,000			7,227	26,703	40,055		5,000		88,985
Mr. Hale	2016	10,000		1,799	3,765	31,407	101,732		2,500		151,203
	2015	10,000		1,714	3,765	30,493	91,450	4,990			142,412
	2014	10,000		1,713	3,765	24,923	77,912				118,313

(1)	Represents the amount paid to our NEOs for financial planning services.
(2)	Represents the amount paid for dining and business clubs.
(3)	Represents reimbursement of taxes imposed on the financial planning benefit.
(4)	Represents the amount of all matching contributions earned under the Company’s 401(k) Plan and Deferred Compensation Plan.
(5)	Represents the amount of all age plus service contributions earned under the Company’s 401(k) Plan and Deferred Compensation Plan.
(6)	Represents the cost of the senior executive physical, if any, that is in excess of the cost of a physical covered under the Company’s general health plan.
(7)	Represents the amount of matching charitable contributions under the Company’s matching gift program.
(8)	Represents the amount of a travel stipend.

Employment Agreements

Each of the NEOs has entered into an employment agreement with the Company. These employment agreements enhance retention of NEOs and also protect the Company’s interests by imposing confidentiality, non-competition, non-solicitation and other restrictive covenants on the executives. The employment agreements establish the minimum base salary and target annual incentive opportunity for the term of the agreement. Following is a brief summary of the employment agreements.

Employment Agreement for Mr. Lowe. Mr. Lowe serves as Chairman, President and Chief Executive Officer pursuant to an employment agreement that was most recently amended in 2016 and extends the term through December 31, 2019. During the term, Mr. Lowe is entitled to: (i) a base salary of not less than $2,000,000 and an annual incentive target bonus opportunity of not less than 200 percent of his salary; (ii) participate in all equity incentive, employee pension, and welfare benefit plans on a basis no less favorable than the most favorable basis provided other senior executives of the Company; (iii) payment of a lump sum equal to 3.0 times his base salary and 2.0 times his target annual incentive upon termination without “cause” or for “good reason”; and (iv) reimbursement for tax and financial planning up to maximum of $15,000 per year, the annual membership fees and other dues associated with one country club and one luncheon club, and the costs of an annual physical examination. Under the terms of the Agreement, Mr. Lowe will serve in his current roles until the later of January 1, 2019 or the date that the Board appoints a new Chief Executive Officer. Following such date, Mr. Lowe will serve as Executive Chairman of the Board until December 31, 2019, at which date he will retire from the Company.

Employment Agreement for Ms. Hickok. Ms. Hickok serves as the Executive Vice President, Chief Financial Officer pursuant to an employment agreement entered into with the Company, effective January 1, 2015 in connection with her promotion to this position, which became effective February 19, 2015 and extends through the end of 2017. During the term, Ms. Hickok is entitled to: (i) an annual base salary that is not less than $675,000 and a target annual incentive opportunity of not less than 65 percent of her salary; (ii) participate in all equity incentive, employee pension, welfare benefit plans and fringe benefit programs applicable to similarly situated executives of the Company; (iii) payment of a lump sum equal to 1.5 times her base salary and target annual incentive upon termination without “cause” or for “good reason”; and (iv) reimbursement for tax and financial planning up to a maximum of $15,000 per year and the costs of an annual physical examination; (v) a promotion grant of RSUs valued at $1 million and vesting equally over three years and (vi) a pension/SERP bridge providing for a lump sum payment if involuntarily termed, not for cause prior to being eligible for Early Retirement.  Lump sum will equal the difference between her SERP benefit if employed until eligible for Early Retirement and the SERP benefit at the time of an involuntarily term, not for cause.

Employment Agreement for Mr. Jablin. Mr. Jablin serves as the Chief Operating Officer pursuant to an employment agreement entered into with the Company in 2015 that extends through the end of 2017. During the term, Mr. Jablin is entitled to: (i) an annual base salary that is not less than $1,050,000 and a target annual incentive opportunity that is not less than 100 percent of his salary; (ii) participate in all equity incentive, employee pension, welfare benefit plans and fringe benefit programs applicable to similarly situated executives of the Company; (iii) payment of a lump sum equal to 2.5 times his base salary and target annual incentive upon termination without “cause” or for “good reason”; and (iv) reimbursement for tax and financial planning up to a maximum of $15,000 per year and the costs of an annual physical examination.

Employment Agreement for Ms. Gibson. Ms. Gibson serves as the Executive Vice President, Chief Legal Officer pursuant to an employment agreement entered into with the Company in 2012 that extends through the end of 2016, with automatic renewals up to two one-year terms. During the term, Ms. Gibson is entitled to: (i) an annual base salary that is not less than $500,000 and a target annual incentive opportunity of not less than 50 percent of her base salary; (ii) participate in all equity incentive plans, employee retirement, welfare benefit plans available to similarly situated executives of the Company; (iii) payment of a lump sum equal to 1.5 times base salary and annual incentive upon termination without “cause” or for “good reason”; and (iv) reimbursement for tax and financial planning up to a maximum of $10,000 per year, the annual membership fees and other dues associated with one luncheon club, and the costs of an annual physical examination.

Employment Agreement for Mr. Hale. Mr. Hale serves as the Executive Vice President, Global Operations and Chief Technology Officer pursuant to an employment agreement entered into with the Company in 2015 that extended through the end of 2015 with renewals up to two one-year terms. Under this employment agreement, Mr. Hale was entitled to: (i) an annual base salary that is not less than $560,000 and target annual incentive opportunity that is not less than 50 percent of his base salary; (ii) participate in all equity incentive plans, employee retirement, pension and welfare benefit plans available to similarly situated executives of the Company; (iii) payment of a lump sum equal to 1.5 times Mr. Hale’s base salary and target annual incentive upon termination without “cause” or for “good reason”; and (iv) reimbursement for tax and financial planning up to a maximum of $10,000 per year and the cost of an annual physical examination. In addition, he received a bonus payment of $250,000 in 2014 for his execution of the new employment agreement. A second bonus payment of $250,000 was paid on January 1, 2016. Two additional bonuses of $250,000 are tied to the optional years and are paid if Mr. Hale does not voluntarily terminate his employment through 2017.

Please refer to the “Description of Potential Payments Upon Termination or Change in Control” section for information regarding potential payments and benefits, if any, that each executive is entitled to receive under his/her employment agreement in connection with his/her termination of employment or change in control, along with a brief description of the applicable non-competition, non-solicitation, confidentiality and other restrictions applicable to each executive.

Grants of Plan-Based Awards

The following table sets forth information for each NEO regarding: (i) estimated payouts of the annual cash incentive opportunities granted by the Company in 2016; (ii) time-based and performance-based RSUs granted in 2016; and (iii) stock options granted in 2016.

Grants of Plan-Based Awards — 2016

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards:	All Other Option Awards: Number of Securities	Exercise or Base Price of	Grant Date Fair Value of Stock
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Number of Units (#)(3)	Underlying Options (#)(4)	Option Awards ($/SH) (5)	and Option Awards ($)(6)
Mr. Lowe	2016	174,020	2,900,340	5,800,680
	1/1/2016				0	72,451	72,451				4,000,020
	3/1/2016				1,252	20,874	41,748				1,278,741
	3/1/2016								149,561	61.26	1,888,955
	3/1/2016							20,874			1,278,741
	8/30/2016				0	197,410	197,410				12,500,001
Ms. Hickok	2016	30,221	503,685	1,007,370
	3/1/2016				285	4,744	9,488				290,617
	3/1/2016								33,991	61.26	429,306
	3/1/2016							4,744			290,617
Mr. Jablin	2016	66,591	1,109,850	2,219,700
	3/1/2016				734	12,231	24,462				749,271
	3/1/2016								87,632	61.26	1,106,792
	3/1/2016							12,231			749,271
Ms. Gibson	2016	26,508	441,805	883,610
	3/1/2016				250	4,163	8,326				255,025
	3/1/2016								29,825	61.26	376,690
	3/1/2016							4,163			255,025
Mr. Hale	2016	23,396	389,935	779,870
	3/1/2016				220	3,673	7,346				225,008
	3/1/2016								26,316	61.26	332,371
	3/1/2016							3,673			225,008

(1)

Reflects the incentive opportunities granted in 2016 under the Executive Annual Incentive Plan. The award had a performance period that commenced January 1, 2016 and ended December 31, 2016. The “Threshold,” “Target” and “Maximum” columns reflect the range of potential payouts under the plan when the performance goals were established. The threshold equals 6 percent of the target award and the maximum equals 200 percent of the target award. The actual 2016 annual incentive payouts are set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table of this proxy statement. For information on the applicable performance goals for each award, please refer to the CD&A.

(2)

Reflects the PBRSUs granted under the 2015 Long-Term Incentive Plan. The March 1, 2016 award has a performance period that commenced January 1, 2016 and will end on December 31, 2017 and a payout that ranges from 6 percent to 200 percent. The actual RSUs credited to the NEOs after the end of the performance period vest 50 percent on each of March 15, 2018 and March 15, 2019. Vesting accelerates in full upon the executive’s death, disability, retirement, termination without cause or for good reason or in the event of a change in control. The NEOs have no right to vote the share units until they are vested; but they receive dividend equivalents commencing after the end of the performance period as dividends are paid on the underlying shares during the time-based vesting period. For information on the applicable performance goals and performance period for the award, please refer to the CD&A. Mr. Lowe was awarded 72,451 additional PBRSUs on January 1, 2016 which will vest partially on December 31, 2017 and December 31, 2018; and 197,410 additional PBRSUs on August 30, 2016 which will vest partially on December 31, 2017, December 31, 2018 and December 31, 2019 with a performance period that commences on January 1, 2017 and will end on December 31, 2018 and a payout at 0 percent or 100 percent.

(3)

Reflects the time-based RSUs granted under the 2015 Long-Term Incentive Plan on March 1, 2016. The units will vest in three annual installments beginning on the first anniversary of the date of grant for so long as the executive remains employed by the

Company. Vesting accelerates in full upon the executive’s death, disability or retirement, or in the event of a change in control, and vesting accelerates on a prorated basis upon a termination without cause or for good reason. The NEOs have no right to vote the share units until they are vested; but they receive dividend equivalents as dividends are paid on the underlying shares during the vesting period.

(4)

Reflects the number of shares that may be issued to the NEOs on exercise of stock options granted by the Company in 2016. These stock options vest in three annual installments beginning on the first anniversary of the date of grant. Vesting accelerates in full upon the executive’s death, disability, retirement, or in the event of a change in control, and vesting accelerates on a pro-rated basis upon a termination without cause or for good reason.

(5)	Reflects the exercise price of each stock option reported in the table, which equaled the closing market price of the underlying option shares on the date of grant.
(6)

Reflects the grant date fair value, as determined in accordance with FASB ASC Topic 718, of each equity award listed in the table. See Note 19 of the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for an explanation of the assumptions used in the valuation of these awards.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information for each NEO with respect to (i) each option to purchase Company shares that had not been exercised and remained outstanding as of December 31, 2016, (ii) each award of time-based RSUs that had not vested and remained outstanding as of December 31, 2016, and (iii) each award of Company PBRSUs that had not vested and remained outstanding as of December 31, 2016.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#)(1) Exercisable	Number of Securities Underlying Unexercised Options (#)(2) Unexercisable	Option Exercise Price ($)(3)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
Mr. Lowe
	2/18/2010	103,147	0	39.44	2/17/2018
	2/17/2011	79,090	0	53.17	2/16/2019
	2/16/2012	95,222	0	43.59	2/15/2020
	2/14/2013	77,560	0	62.37	2/13/2021
	3/1/2014	53,457	26,728	81.24	2/28/2022
	3/1/2015	34,327	68,653	72.30	2/28/2023
	3/1/2016	0	149,561	61.26	2/28/2014
Total		442,803	244,942			36,840	2,629,271	307,475	21,944,491
Ms. Hickok
	2/17/2011	13,482	0	53.17	2/16/2019
	2/16/2012	16,448	0	43.59	2/15/2020
	2/14/2013	13,417	0	62.37	2/13/2021
	3/1/2014	9,240	4,620	81.24	2/28/2022
	3/1/2015	7,180	14,358	72.30	2/28/2023
	3/1/2016	0	33,991	61.26	2/28/2014
Total		59,767	52,969			12,519	893,481	8,245	588,446
Mr. Jablin
	2/16/2012	4,536	0	43.59	2/15/2020
	2/14/2013	11,101	0	62.37	2/13/2021
	3/1/2014	24,641	12,320	81.24	2/28/2022
	3/1/2015	15,827	31,652	72.30	2/28/2023
	3/1/2016	0	87,632	61.26	2/28/2014
Total		56,105	131,604			39,173	2,795,777	33,004	2,355,495
Ms. Gibson
	2/17/2011	5,534	0	53.17	2/16/2019
	2/16/2012	4,732	0	43.59	2/15/2020
	2/14/2013	13,691	0	62.37	2/13/2021
	3/1/2014	10,267	5,133	81.24	2/28/2022
	3/1/2015	6,701	13,401	72.30	2/28/2023
	3/1/2016	0	29,825	61.26	2/28/2014
Total		40,925	48,359			7,264	518,432	7,431	530,350
Mr. Hale
	2/18/2010	18,346	0	39.44	2/17/2018
	2/17/2011	14,021	0	53.17	2/16/2019
	2/16/2012	16,794	0	43.59	2/15/2020
	2/14/2013	14,376	0	62.37	2/13/2021
	3/1/2014	9,583	4,791	81.24	2/28/2022
	3/1/2015	6,153	12,306	72.30	2/28/2023
	3/1/2016	0	26,316	61.26	2/28/2014
Total		79,273	43,413			6,534	466,332	6,674	476,323

(1)	Reflects the number of shares underlying the outstanding stock options that have vested as of December 31, 2016.
(2)	Reflects the number of shares underlying the outstanding stock options that have not vested as of December 31, 2016. The regular vesting dates for each unexercisable stock option award are as follows:

Name	Grant Date	Total Number of Unvested Stock Options Outstanding	Vesting Date
Mr. Lowe	3/1/2014	26,728	26,728 on 3/1/2017
	3/1/2015	68,653	34,327 on 3/1/2017 and 34,326 on 3/1/2018
	3/1/2016	149,561	49,854 on 3/1/2017 and 3/1/2018; 49,853 on 3/1/2019
	Total	244,942
Ms. Hickok	3/1/2014	4,620	4,620 on 3/1/2017
	3/1/2015	14,358	7,179 on 3/1/2017 and 3/1/2018
	3/1/2016	33,991	11,331 on 3/1/2017; 11,330 on 3/1/2018 and 3/1/2019
	Total	52,969
Mr. Jablin	3/1/2014	12,320	12,320 on 3/1/2017
	3/1/2015	31,652	15,826 on 3/1/2017 and 3/1/2018
	3/1/2016	87,632	29,211 on 3/1/2017 and 3/1/2018; 29,210 on 3/1/2019
	Total	131,604
Ms. Gibson	3/1/2014	5,133	5,133 on 3/1/2017
	3/1/2015	13,401	6,701 on 3/1/2017 and 6,700 on 3/1/2018
	3/1/2016	29,825	9,942 on 3/1/2017 and 3/1/2018; 9,941 on 3/1/2019
	Total	48,359
Mr. Hale	3/1/2014	4,791	4,791 on 3/1/2017
	3/1/2015	12,306	6,153 on 3/1/2017 and 3/1/2018
	3/1/2016	26,316	8,772 on 3/1/2017, 3/1/2018 and 3/1/2019
	Total	43,413

(3)	The exercise price equaled the fair market value per share of the underlying option shares on the date of grant.

(4)	Reflects the number of RSUs outstanding as of December 31, 2016. The vesting dates for each outstanding RSU award are as follows:

Name	Grant Date	Total Number of Restricted Share Units Outstanding	Vesting Date
Mr. Lowe	3/1/2014	4,806	4,806 on 3/1/2017
	3/1/2015	11,160	5,580 on 3/1/2017 and 3/1/2018
	3/1/2016	20,874	6,958 on 3/1/2017, 3/1/2018 and 3/1/2019
	Total	36,840
Ms. Hickok	3/1/2014	831	831 on 3/1/2017
	3/1/2015	2,334	1,167 on 3/1/2017 and 3/1/2018
	3/1/2015	4,610	4,610 on 12/31/2017
	3/1/2016	4,744	1,582 on3/1/2017; 1,581 on 3/1/2018 and 3/1/2019
	Total	12,519
Mr. Jablin	11/13/2013	19,582	19,582 on 12/31/2017
	3/1/2014	2,215	2,215 on 3/1/2017
	3/1/2015	5,145	2,573 on 3/1/2017 and 2,572 on 3/1/2018
	3/1/2016	12,231	4,077 on 3/1/2017, 3/1/2018 and 3/1/2019
	Total	39,173
Ms. Gibson	3/1/2014	923	923 on 3/1/2017
	3/1/2015	2,178	1,089 on 3/1/2017 and 3/1/2018
	3/1/2016	4,163	1,388 on 3/1/2017 and 3/1/2018; 1,387 on 3/1/2019
	Total	7,264
Mr. Hale	3/1/2014	861	861 on 3/1/2017
	3/1/2015	2,000	1,000 on 3/1/2017 and 3/1/2018
	3/1/2016	3,673	1,225 on 3/1/2017; 1,224 on 3/1/2018 and 3/1/2019
	Total	6,534

(5)	The value was calculated using the closing market price of our Class A Common Shares on December 31, 2016 ($71.37 per share).
(6)

Reflects the number of PBRSUs which are unearned or unvested and reported assuming target performance as of December 31, 2016. The award has a performance period that commenced January 1, 2016 and will end on December 31, 2017 and a payout that ranges from 6 percent to 200 percent. The actual RSUs credited, if any, to the NEOs after the end of the performance period vest 50 percent on each March 15, 2018 and March 15, 2019.

Option Exercises and Stock Vested

The following table sets forth information for each NEO with respect to the exercise of stock options during 2016, and the vesting of RSU awards during 2016.

Option Exercises and Stock Vested — 2016

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Mr. Lowe	0	0	45,553	3,015,981
Ms. Hickok	0	0	8,415	557,865
Mr. Jablin	0	0	28,249	1,893,132
Ms. Gibson	0	0	3,856	231,885
Mr. Hale	0	0	3,799	228,180

(1)	Reflects the product of the number of options exercised and the difference between the exercise price and the option price on the day of exercise.
(2)	Reflects the product of the number of RSUs that vested and the closing price per share on the vesting date.

Pension Benefits

The following table sets forth information regarding the pension benefits for each NEO.

Pension Benefits Table — 2016

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Mr. Lowe	Scripps Pension Plan	29.67	14,510	0
	SERP	29.67	16,508,813	0
Ms. Hickok	Scripps Pension Plan	18.83	527,958	0
	SERP	18.83	1,595,283	0
Mr. Jablin	Scripps Pension Plan	15.75	592,126	0
	SERP	15.75	3,320,772	0
Ms. Gibson(2)	Scripps Pension Plan	0.00	0	0
	SERP	0.00	0	0
Mr. Hale	Scripps Pension Plan	15.75	615,034	0
	SERP	15.75	1,560,402	0

(1)

The number of years of credited service was frozen as of December 31, 2009. The present value of accumulated benefits was calculated as of December 31, 2016 using the same assumptions included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2016, except that (i) no pre-retirement decrements were assumed and (ii) a retirement age of 62 (the earliest age for unreduced retirement) was assumed. The assumptions included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and these present values of accumulated benefits include the discount rates as of December 31, 2016, which are 3.60 percent for the Pension Plan and 3.13 percent for the SERP.

(2)	Ms. Gibson was hired after the pension plan was frozen.

Description of Retirement Plans

Pension Plan

The Pension Plan as described below was in effect through December 31, 2016. This plan is a tax-qualified pension plan covering substantially all eligible employees. The Pension Plan was transitionally frozen effective December 31, 2009. The material terms and conditions of the Pension Plan as they pertained to the NEOs in 2016 included the following:

Benefit Formula.  Subject to applicable Internal Revenue Code limits on benefits, the monthly normal retirement benefit is equal to 1 percent of the participant’s average monthly compensation up to an integration level plus 1.25 percent of the participant’s average monthly compensation in excess of the integration level, multiplied by the participant’s years of service as of December 31, 2009. The integration level is the average of the Social Security taxable wage bases for the thirty-five years prior to the participant’s termination (or disability, if applicable). Average monthly compensation is the monthly average of the compensation earned during the five consecutive years in the eleven years before termination for which the participant’s compensation was the highest.

Compensation.  Subject to the applicable Internal Revenue Code limit ($265,000 for 2016), compensation includes salary, annual incentives, and amounts deferred pursuant to the SNI 401K Savings Plan and the Company Flex Plan.

Normal Retirement.  A participant is eligible for a normal retirement benefit based on the benefit formula described above if his employment terminates on or after age 65.

Early Retirement.  A participant is eligible for an early retirement benefit if his/her employment terminates on or after age 55 and he/she has completed 10 years of service. The early retirement benefit is equal to the normal retirement benefit described above, reduced by 0.4167 percent for each month the benefit commences before age 62. Messrs. Lowe, Jablin, and Hale are the only NEO’s currently eligible for an early retirement benefit. The Company does not grant extra years of service to any NEO under the Pension Plan.

Deferred Vested Benefits.  Each participant who ceases to be employed by the Company for any reason other than death, after his completion of at least five years of credited service, and who does not qualify to receive any other benefit under the plan, shall be eligible to receive a deferred vested benefit.

Form of Benefit Payment.  The benefit formula calculates the amount of benefit payable in the form of a monthly life annuity (which is the normal form of benefit for an unmarried participant). The normal form of payment for a married participant is a joint and 100 percent survivor annuity, which provides a reduced monthly amount for the participant’s life with the surviving spouse receiving the same monthly amount for life. Other optional forms of payment include a lump sum, joint and 50 percent or 100 percent survivor annuity (which provides a reduced monthly amount for the participant’s life with the survivor receiving 50 percent or 100 percent of the monthly amount for life), or a monthly life annuity with a 10-year certain or 5-year certain guarantee (which provides a reduced monthly amount for the participant’s life and, if the participant dies within 10 or 5 years of benefit commencement, equal payments to a designated beneficiary for the remainder of the 10-year or 5-year certain period, as applicable). All forms of benefit payment are the actuarially equivalent of the monthly life annuity form.

SERP

The SERP was intended to attract and retain executive talent by supplementing benefits payable under the Pension Plan. The SERP was amended effective January 1, 2010 in connection with the transitional freeze of the Pension Plan. The material terms and conditions of the SERP as they pertained to the NEOs in 2016 included the following:

Eligibility.  An executive generally is eligible to participate in the SERP if he/she qualifies for a Pension Plan benefit that was limited by application of the Internal Revenue Code limits on compensation and benefits.

Benefit Formula.  The SERP benefit is equal to the difference between the Pension Plan benefit calculated using the SERP definition of compensation and the actual Pension Plan benefit plus a 1.45 percent gross up for the employee Medicare tax. It may also include a 0.9 percent gross up for the additional Medicare Tax for High-Income Taxpayers if applicable. Compensation includes all compensation included under the Pension Plan (without application of the IRS limit described under the Pension Plan).

Benefit Entitlement.  A participant becomes entitled to a SERP benefit upon termination. The benefit is paid in a single lump sum in the 7th month following termination.

Nonqualified Deferred Compensation

The following table sets forth information regarding the nonqualified deferred compensation for each NEO as of December 31, 2016:

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Mr. Lowe	284,872	617,411	1,076,097	0	9,075,310
Ms. Hickok	65,086	142,403	51,579	0	1,088,498
Mr. Jablin	142,921	277,654	129,264	0	4,541,805
Ms. Gibson	75,530	69,730	24,010	0	624,895
Mr. Hale	747,280	120,075	164,566	0	2,973,611

(1)

Represents the base salary and annual incentive deferred by each NEO during 2016. The deferrals are included in the amounts reflected in the Salary and Non-Equity Incentive Plan Compensation columns of the Summary Compensation Table.

(2)	Represents the matching and age plus service contributions credited to each NEO during 2016. These contributions are included in the All Other Compensation column of the Summary Compensation Table.

(3)	The aggregate balance as of December 31, 2016 for each NEO includes the following amounts that were previously earned and reported as compensation on the 2006 through 2016 Summary Compensation Tables:

Name	Salary Deferred ($)	Annual Incentive Deferred ($)	Matching Contributions ($)	Age + Service ($)	Restricted Share Units ($)
Mr. Lowe	588,928	637,128	613,029	1,841,556	394,200
Ms. Hickok	81,300	87,281	84,291	263,822
Mr. Jablin	167,480	144,555	130,043	436,770
Ms. Gibson	66,932	121,409	69,889	104,735
Mr. Hale	171,842	578,954	125,077	309,861

Description of Executive Deferred Compensation Plan

Each NEO is eligible to defer up to 50 percent of his/her pre-tax base salary and up to 100 percent of his/her pre-tax annual incentive compensation under the terms of the Executive Deferred Compensation Plan. The plan is available to a select group of highly compensated employees and is informally funded. Each participant is also entitled to a 50 percent matching credit on base salary deferrals, up to 3 percent of base salary over the applicable Internal Revenue Code limit ($265,000 for 2016), and any annual incentive deferrals. Under the Deferred Compensation Plan, “excess” age and service credits are made on behalf of participants whose age and service contributions under the 401K Savings Plan are subject to limits imposed by the IRS. Payments from the Executive Deferred Compensation Plan are made in cash at certain future dates specified by participants or upon earlier termination of employment or death. In general, payments are made in the form of a lump sum or in monthly installments of 5, 10 or 15 years, as elected by the participants, and are automatically accelerated and paid in a lump sum in the event of a termination of employment within two years following a change in control of the Company. The “excess” age and service credits are paid in cash in a single lump sum. The deferred compensation is credited with earnings, gains and losses in accordance with deemed investment elections made by participants from among various crediting options established by the Company from time-to-time. Participants are permitted to change their deemed investment elections daily. For 2016, the investment options tracked returns under publicly available and externally managed investment funds such as mutual funds.

Description of Potential Payments upon Termination or Change in Control

The Company has entered into certain agreements and maintains certain plans and arrangements that require it to pay or provide compensation and benefits to its NEOs in the event of certain terminations of employment or a change in control. The estimated amount payable or provided to each NEO in each situation is summarized below. These estimates are based on the assumption that the various triggering events occurred on the last day of 2016, along with other material assumptions noted below. The actual amounts that would be paid to a NEO upon termination or a change in control can only be determined at the time the actual triggering event occurs.

The estimated amount of compensation and benefits described below does not take into account compensation and benefits that a NEO has earned prior to the applicable triggering event, such as equity awards that had previously vested in accordance with their terms, or vested benefits otherwise payable under the retirement plans and programs (unless those benefits are enhanced or accelerated). As a result, it does not provide information on the payout of the 2016 annual incentive, as this award was earned as of December 31, 2016, in accordance with its terms, regardless of whether the executive terminated employment or a change in control occurred on that date. Please refer to the “Outstanding Equity Awards at Fiscal Year-End” table for a summary of each NEO’s vested equity awards, the “Pension Benefits” table for a summary of each NEO’s vested pension benefit, and the “Nonqualified Deferred Compensation” table for a summary of each NEO’s deferred compensation balance. Please see the “Summary Compensation” table for the annual incentive earned by the NEO in 2016.

Name and Type of Termination	Cash Severance ($)	Restricted Share Units (1)($)	Performance Based Restricted Share Units (2)($)	Unexercisable Options (3)($)	Health & Welfare (4)($)	Retirement (5)(7)($)	Legal Expense ($)	Out- placement ($)	Tax Gross- Ups (8)	Total ($)
Mr. Lowe
Due to Retirement		2,629,271	16,773,663	1,512,062						20,914,995
Due to Death	8,000,000	2,629,271	16,773,663	1,512,062	18,616					28,933,612
Due to Disability	8,000,000	2,629,271	16,773,663	1,512,062	22,495					28,937,490
Due to Change in Control (Single Trigger)		2,629,271	5,502,342	1,512,062						9,643,674
Due to Change in Control (Double Trigger)	18,000,000		11,271,321		33,997	11,074,545	75,000	50,000	19,823,454	60,328,317
Without Cause or for Good Reason (6)	14,000,000	2,629,271	16,773,663	1,512,062	22,771					34,937,767
Ms. Hickok
Due to Retirement										-
Due to Death	1,918,125	784,812	588,446	95,720	23,602	1,041,386				4,452,090
Due to Disability	1,918,125	784,812	588,446	95,720	24,589	1,055,722		25,000		4,492,414
Due to Change in Control (Single Trigger)		784,812	588,446	95,720						1,468,977
Due to Change in Control (Double Trigger)	2,557,500				-	484,593				3,042,093
Without Cause or for Good Reason (6)	1,918,125	784,812	588,446		24,589	1,055,722		25,000		4,396,694
Mr. Jablin
Due to Retirement		1,398,210	1,423,760	885,960						3,707,929
Due to Death	5,550,000	2,795,777	1,423,760	885,960	7,778					10,663,274
Due to Disability	5,550,000	2,795,777	1,423,760	885,960	11,494			25,000		10,691,991
Due to Change in Control (Single Trigger)		2,795,777	1,423,760	885,960						5,105,497
Due to Change in Control (Double Trigger)	5,582,308				16,798	2,373,889				7,972,995
Without Cause or for Good Reason (6)	5,550,000	2,795,777	1,423,760	885,960	16,680			25,000		10,697,176
Ms. Gibson
Due to Retirement										-
Due to Death	1,683,000	264,608	530,350	83,988	24,187					2,586,134
Due to Disability	1,683,000	264,608	530,350	95,720	25,526			25,000		2,624,204
Due to Change in Control (Single Trigger)		264,608	530,350	83,988						878,947
Due to Change in Control (Double Trigger)	2,244,000				33,879	134,640				2,412,519
Without Cause or for Good Reason (6)	1,683,000	264,608	530,350		25,526			25,000		2,528,484
Mr. Hale
Due to Retirement		466,332	476,323	266,055						1,208,710
Due to Death	1,485,000	466,332	476,323	266,055	16,233					2,709,943
Due to Disability	1,485,000	466,332	476,323	83,988	17,463			25,000		2,554,106
Due to Change in Control (Single Trigger)		466,332	476,323	266,055						1,208,710
Due to Change in Control (Double Trigger)	2,004,280				23,271	809,074				2,836,625
Without Cause or for Good Reason (6)	1,485,000	466,332	476,323	266,055	17,463			25,000		2,736,173

(1)

Represents the product of: (i) the number of RSU awards outstanding as of December 31, 2016 that vest upon retirement, multiplied by (ii) $71.37 per share (the closing market price of the Class A Common Shares on December 31, 2016). These will vest on a pro-rated basis for Mr. Jablin and Ms. Gibson if terminated without “cause” or for “good reason”.

(2)

Represents the target number of PBRSU awards granted in 2016. These will vest in full subject to actual performance results for the applicable period. For Messrs. Lowe and Jablin, also includes the additional PBRSU awards granted in 2016 and 2013, respectively.

(3)

Represents for each option, the excess of the fair market value of the underlying shares on December 31, 2016 over the exercise price. These will vest on a pro-rated basis for Ms. Hickok and Ms. Gibson because they are not retirement eligible.

(4)	Represents premiums for continued medical, dental and life insurance coverage. For termination without “cause” or for “good reason”, one year of financial planning is included.
(5)

For Ms. Hickok, this represents the additional pay and vesting service in the SERP for the time from the date of termination through the date she would have attained age 55 with at least 10 years of service.

(6)

For Ms. Gibson and Mr. Hale, the payment for termination as a result of non-renewal of their employment agreement is the same as for termination without “cause” or for “good reason”. Mr. Lowe receives the full vesting of his outstanding equity awards, medical benefits, dental benefits, and life insurance for 24 months. Mr. Jablin does not receive any severance benefits at the end of the term. Mr. Jablin, Ms. Gibson, and Mr. Hale would receive outplacement services for a period of 12 months.

(7)

Represents the actuarial present value of continued pension and defined contribution benefits, calculated using the Pension Plan and SERP’s provisions for lump sum payments on December 31, 2016. The assumptions used to calculate the actuarial present value are included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2016, except that no pre-retirement decrements were assumed. For Ms. Hickok, this amount includes the Defined Benefit (Pension and SERP) amounts for the time from the date of termination through the date she would have attained age 55 with at least 10 years of service.

(8)	Reflects the tax gross-up for the excise tax on parachute payments under Section 280G of the Internal Revenue Code.

Voluntary Termination for “Good Reason” or Involuntary Termination without “Cause”

Employment Agreement for Mr. Lowe. Under Mr. Lowe’s employment agreement, if the Company terminates the agreement without “cause” or the executive terminates it for “good reason” (other than within two years following a change in control), he is entitled to a lump sum payment equal to: (i) 3.0 times his annual salary and 2.0 times his target annual incentive; (ii) the pro-rated annual incentive opportunity for the year based on actual performance; (iii) 24 months of the COBRA premium in effect at the time of termination for continued medical coverage; (iv) full vesting of all equity awards, with the options remaining exercisable for the remainder of the original term, except that any outstanding PBRSUs granted with a performance period commencing after January 1, 2014 will only become fully vested at the end of the applicable performance period, and then only to the extent that the Company achieved the applicable performance goals for that performance period; (v) continued life insurance coverage through the end of term; and (vi) one year of financial planning benefits.

Other Employment Agreements

Under the employment agreement of Mr. Jablin, if the Company terminates the agreement without “cause” or the executive terminates it for “good reason” (other than within two years following a change in control), he is entitled to a lump sum payment equal to: (i) 2.5 times the executive’s annual salary and target annual incentive; (ii) the pro-rated annual incentive opportunity for the year based on actual performance; (iii) 18 months of the COBRA premium in effect at the time of termination for continued medical coverage; (iv) full vesting of restricted stock awards; (v) one year of financial planning benefits; and (vi) life insurance for 30 months following termination.

Under the employment agreements for Ms. Hickok, Ms. Gibson and Mr. Hale, if the Company terminates the agreement without “cause” or the executive terminates it for “good reason” (other than within two years following a change in control), each of them is entitled to a lump sum payment equal to (i) 1.5 times the executive’s annual salary and target annual incentive; (ii) the pro-rated annual incentive opportunity for the year based on actual performance; (iii) 18 months of the COBRA premium in effect at the time of termination for continued medical coverage; (iv) continued life insurance coverage for 1.5 years following the date of termination; (v) one year of financial planning benefits; and (vi) for Ms. Hickok, the value of the additional accruals under the pension plan and SERP for the period from the date of termination through the date the executive would have reached age 55 with at least 10 years of service and additional non-elective contributions to the 401K Savings Plan and Deferred Compensation Plan for the same period

For purposes of each of these employment agreements, the term “cause” generally includes embezzlement, fraud or a felony; unauthorized disclosure of confidential information; a material breach of the agreement; gross misconduct or gross neglect of duties; failure to cooperate with an internal or regulatory investigation; or a violation of the Company’s written conduct policies or ethics code. The term “good reason” generally includes a material reduction in duties or compensation; relocation outside principal place of employment; or a material breach of the employment agreement by the Company.

In exchange for the benefits described above, Mr. Lowe agreed not to (i) disclose the Company’s confidential information; (ii) compete against the Company for 6 months after termination (12 months if terminated for “cause”); (iii) solicit the Company’s employees or customers for 12 months after termination; or (iv) disparage the Company for 12 months after termination. With respect to Ms. Hickok, Mr. Jablin, Ms. Gibson and Mr. Hale, they agree not to (i) disclose the Company’s confidential information; (ii) compete against the Company for 12 months after termination (iii) solicit the Company’s employees or customers for 12 months after termination; or (iv) disparage the Company for 12 months after termination.

Death or Disability

Employment Agreement for Mr. Lowe. Under Mr. Lowe’s employment agreement, if he dies or suffers a “permanent disability,” the executive, his estate and/or his family become entitled to the following benefits:

•	A lump sum payment equal to 2.0 times annual salary (subject to reduction for any proceeds received under any life insurance policy or the Company’s disability plans).
•	Annual payments equal to 60 percent of his base salary, commencing within 30 days after the date of his permanent disability and ending at age 65.
•	Continued medical and dental benefits for two years (29 months in the case of permanent disability).
•	A lump sum payment equal to a pro-rated target annual incentive from January 1 of the year of death or permanent disability through the first anniversary of that event.

The term “permanent disability” has the meaning as defined under the Company’s disability plan.

Other Employment Agreements. Under the employment agreements for each of Ms. Hickok, Mr. Jablin, Ms. Gibson and Mr. Hale, if the executive dies or becomes disabled (as defined under and covered by the Company disability plan), the executive (or their estate) would receive the same benefits as if the Company had terminated the agreement without “cause” or if executive terminated for “good reason”.

Long-Term Incentive Plan. If a NEO dies or becomes disabled, any equity awards issued under the Company’s 2008 Long-Term Incentive Plan and 2015 Long-Term Incentive Plan will become fully vested, and in the case of stock options, be exercisable until their expiration date.

Change in Control

Upon a change in control, all outstanding equity awards held by the NEOs will vest, with the options remaining exercisable for the remainder of the original terms. A change in control generally means (i) the acquisition of a majority of the Company’s common voting shares by someone other than a party to the Scripps Family Agreement; (ii) the disposition of assets accounting for 90 percent or more of the Company’s revenues, unless the parties to the Scripps Family Agreement have a direct or indirect controlling interest in the acquiring entity, or (iii) a change in the membership of the Company’s Board, such that the current incumbents and their approved successors no longer constitute a majority.

Qualifying Termination Following a Change in Control

Senior Executive Change in Control Plan

Each NEO participates in the Senior Executive Change in Control Plan. Under this plan, if the executive’s employment is terminated by the Company without “cause,” or if the executive resigns for “good reason,” within two years after a “change in control,” then the Company or its successor will be obligated to pay or provide the following benefits:

•

A lump sum payment equal to 3.0 times for Mr. Lowe, 2.5 times for Mr. Jablin, 2.0 times for Ms. Hickok, Ms. Gibson and Mr. Hale of the executive’s annual base salary and annual incentive. For this purpose, annual incentive generally means the greater of (i) target in the year of termination or (ii) the highest annual incentive earned in the prior three years.

•	Continued medical, dental, disability, life and accidental death insurance coverage for 36 months for Mr. Lowe, 30 months for Mr. Jablin, and 24 months for Ms. Hickok, Ms. Gibson and Mr. Hale.

•

A lump sum payment equal to the actuarial value of the additional benefits under the Company’s qualified and supplemental defined benefit plans and defined contribution plans the executive would have received if his/her age and years of service at the time of termination were increased by 3.0 years for Mr. Lowe, 2.5 years for Mr. Jablin, and 2.0 years for Ms. Hickok, Ms. Gibson and Mr. Hale (supplemental defined contribution plan only).

•	A tax gross-up for any excise taxes imposed on excess parachute payments.

Under the change in control plan, the term “cause” generally includes a commission of a felony or an act that impairs the Company’s reputation; willful failure to perform duties; or breach of any material term, provision or condition of employment. The term “good reason” generally includes a reduction in compensation or duties; relocation outside of principal place of employment; or a material breach of the employment terms by the Company.

In addition to the benefits under the Executive Change in Control Plan, Mr. Lowe’s employment agreement provides that he is entitled to receive reasonable outplacement services for a period of 18 months as well as reimbursement for reasonable legal expenses (up to $75,000) if he is required to enforce the agreement in the event of a qualifying termination following a change in control.

In exchange for these benefits, the executives agree not to compete against the Company or its successors, or solicit their employees, customers, vendors or advertisers for a period of one year after termination.

Executive Annual Incentive Plan

Under the Executive Annual Incentive Plan, in the event that a participant’s employment terminates within one year of a change in control, the Company or its successor would be required to pay a lump sum amount to the participant equal to the target annual incentive opportunity for the performance period in which the termination occurs.

Retirement

Messrs. Lowe, Jablin and Hale were eligible for retirement as of December 31, 2016. Under certain of their equity award agreements, if they voluntarily terminate employment with the Company, all outstanding equity awards granted pursuant to their employment agreement will vest with the options remaining exercisable for the remainder of the original terms. Their PBRSUs will be earned subject to actual performance results for the applicable period.

Equity Compensation Plan Information

The following table summarizes information, as of December 31, 2016, relating to equity compensation plans of the Company pursuant to which grants of options, restricted stock units or other rights to acquire shares of the Company’s common stock may be granted from time to time.

Plan Category	Number of securities to be issued upon exercise of outstanding options warrants and rights (a)(2)	Weighted-average exercise price of outstanding options, warrants and rights (b)(3)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (c)(4)
Equity compensation plans approved by security holders(1)	3,507,241	$42.93	6,893,921
Equity compensation plans not approved by security holders	0	0
Total	3,507,241	$42.93	6,893,921

(1)

Includes the following plans: 2008 Employee Stock Purchase Plan, 2008 Deferred Compensation and Stock Plan for Directors, 2008 Long-Term Incentive Plan and 2015 Long-Term Incentive Plan, which encompass the issuance of stock options, restricted shares, PBRSUs, RSUs and employee stock purchase plan. The 2015 Long-Term Incentive Plan replaced the 2008 Long-Term Incentive Plan as per the Form S-8 filed November 30, 2015, and no further awards will be made under the 2008 Long-Term Incentive Plan.

(2)	Includes an aggregate of 770,274 RSUs and PBRSUs.
(3)	Weighted average exercise price of outstanding options; excludes RSUs and PBRSUs.
(4)	Includes 177,985 shares reserved for future issuance of shares related to the Employee Stock Purchase Plan and 34,550 shares reserved for the 2008 Deferred Compensation and Stock Plan for Directors.

DIRECTOR COMPENSATION

The following table sets forth information regarding the compensation earned in 2016 by our non-employee directors for services provided to the Company:

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(3)	Stock Awards ($)(3)	Change in Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Gina L. Bianchini	86,000	76,784	65,174			227,958
Michael R. Costa	97,500	76,784	65,174	48		239,506
David A. Galloway(1)(2)	80,000	76,784	65,174			221,958
Donald E. Meihaus	95,500	76,784	65,174			237,458
Jarl Mohn	100,000	76,784	65,174			241,958
Richelle P. Parham	87,500	76,784	65,174			229,458
Nicholas B. Paumgarten(1)	78,000	76,784	65,174	388		220,346
Mary McCabe Peirce	78,000	76,784	65,174			219,958
Jeffrey Sagansky	105,500	76,784	65,174			247,458
Wesley W. Scripps	78,000	76,784	65,174			219,958
Ronald W. Tysoe	117,500	76,784	65,174		5,000	264,458

(1)	Messrs. Costa, Galloway and Paumgarten deferred their 2016 fees into the Company’s Deferred Compensation and Stock Plan for Directors.
(2)	Mr. Galloway is not standing for reelection to the Board in 2017.
(3)

Reflects the aggregate grant date fair value of the stock options and RSUs granted our non-employee directors in 2016. The aggregate grant date fair value was determined in accordance with FASB ASC Topic 718. See Note of the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for an explanation of the assumptions made in valuing these awards. The following table reflects the number of Class A Common Shares subject to stock award and stock options held by the Company’s non-employee directors as of December 31, 2016.

Name	Aggregate Number of Company Shares Underlying Stock Awards (#)	Aggregate Number of Company Shares Underlying Stock Options Award (#)
Gina L. Bianchini	1,159	24,051
Michael R. Costa	1,159	28,345
David A. Galloway	1,159	48,147
Donald E. Meihaus	1,159	10,742
Jarl Mohn	1,159	48,147
Richelle P. Parham	1,159	24,051
Nicholas B. Paumgarten	1,159	54,996
Mary McCabe Peirce	1,159	48,147
Jeffrey Sagansky	1,159	24,051
Wesley W. Scripps	1,159	15,118
Ronald W. Tysoe	1,159	33,576

(4)	Reflects the above-market earnings on non-qualified deferred compensation.
(5)	Matching charitable contributions through Company’s matching gift program.

Description of Director Compensation Program

The Company’s director compensation program is designed to enhance its ability to attract and retain highly qualified directors and to align their interests with the long-term interests of its shareholders. The program includes a cash component, which is designed to compensate non-employee directors for their service on the Board and an equity component, which is designed to align the interests of non-employee directors and shareholders. The Company also provides certain other benefits to non-employee directors, which are described below. Directors who are employees of the Company receive no additional compensation for their service on the Boards.

Cash Compensation

Each non-employee director is entitled to receive an annual cash retainer of $70,000. Committee chairs also receive an annual retainer as described in the table below. The retainers are paid in equal quarterly installments. Each non-employee director is also entitled to receive a fee for each committee meeting attended, as follows:

Meeting Fees
Executive Committee per meeting fee	$2,000
Audit Committee per meeting fee	$2,500
Compensation Committee per meeting fee	$2,500
Nominating and Governance Committee per meeting fee	$2,000
Pricing Committee per meeting fee	$2,500
Digital Advisory Committee per meeting fee	$2,500
Executive Committee annual chair fee	$3,000
Audit Committee annual chair fee	$20,000
Compensation Committee annual chair fee	$20,000
Nominating & Governance Committee annual chair fee	$10,000

Equity Compensation

Each non-employee director is entitled to receive annual grants of a stock option grant with a grant date value of $75,000 and a RSU with a grant value of $75,000. The stock options are exercisable one year from the date of grant, but may be forfeited upon removal from the Board for “cause”. The RSU awards are payable on the first anniversary of the date of grant, but may be forfeited upon removal from the Board for “cause”.

Other Benefits

In addition to the above compensation, the Company’s matching gift program, matches, on a dollar-for-dollar basis up to $5,000 annually, charitable contributions made by non-employee directors to qualifying organizations. Additional matching contributions are made for disaster relief contributions. This program is also available to all of the Company’s employees.

Deferred Compensation and Stock Plan for Directors

A non-employee director may elect to defer payment of a designated percentage of the cash compensation received as a director under the Company’s Deferred Compensation and Stock Plan for Directors. The director may allocate the deferrals between a phantom stock account that credits earnings including dividends, based on Class A Common Shares, or to a fixed income account that credits interest based on the twelve month average of the 10-year treasury rate (as of November of each year), plus 1 percent. The deferred amounts (as adjusted for earnings, interest and losses) are paid to the director at the time he or she ceases to serve as a director or upon a date predetermined by the director, either in a lump sum or annual installments over a specified number of years (not to exceed 15) as elected by the director. Payments generally are made in the form of cash, except that the director may elect to receive all or a portion of the amounts credited to his or her phantom stock account in the form of Class A Common Shares.

Director Stock Ownership Guidelines

Effective August 2011, the Board adopted director stock ownership guidelines that require each non-employee director to hold a specified amount of our Class A Common Shares, based on a multiple of three times the director’s then-current annual retainer for board service. Each director is expected to satisfy the stock ownership guidelines within three years from the date the director is appointed as a director of the Company. The Board determined that any shares of our Class A Common Shares beneficially owned by the director, as well as awards of RSUs and deferred phantom stock, would be counted for purposes of satisfying the stock ownership guidelines. Once a director meets the target, the director is expected to maintain his or her stock ownership pursuant to the guidelines for as long as he or she remains a member of the Board. All non-employee directors who have served as directors of the Company for three years or more have reached and maintained the stock ownership target.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on the Compensation Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, for filing with the Securities and Exchange Commission.

Respectfully submitted,

Jarl Mohn, Chair
Gina L. Bianchini
Michael R. Costa
David A. Galloway
Ronald W. Tysoe

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee is a current or former employee of the Company. None of our executive officers served as a member of the compensation committee or a director of another company where such company’s executive officers served on our Board or Compensation Committee.

RELATED PARTY TRANSACTIONS

Related Party Transactions

Under its charter, the Audit Committee generally is responsible for reviewing any proposed related party transactions. The Audit Committee has approved a “Statement of Policy with Respect to Related Party Transactions” which recognizes that related party transactions can present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof). This policy defines a “related party,” requires that executive officers and directors (or nominees for director) report any related party transactions (or potential related party transactions) to the Company’s chief legal officer, who will then report each transaction that the chief legal officer determines is a related party transaction (or potential related party transaction) to the Audit Committee for its approval or ratification, and defines disclosure procedures.

PROPOSAL 2

Advisory Vote on Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires that we provide the holders of Common Voting Shares with the opportunity to approve, on a non-binding, advisory basis, the compensation of our NEOs as disclosed in this proxy statement. This proposal, commonly referred to as a “say-on-pay” proposal, gives the holders of Common Voting Shares the opportunity to express their views on the compensation of our NEOs.

In connection with this proposal, the Board of Directors encourages the holders of the Common Voting Shares to review in detail the description of the compensation program for our NEOs that is set forth in the Compensation Discussion & Analysis (“CD&A”) section of this proxy statement, as well as the information contained in the compensation tables and narrative discussion in this proxy statement.

As described in more detail in the CD&A section of this proxy statement, the Compensation Committee relied upon its independent consulting firm, Meridian Compensation Partners, LLC to assist in evaluating and determining levels of compensation in 2016 through analysis of comprehensive market data, including base salary, target short-term incentives and long-term incentive opportunities for each of the NEOs from the proxy data from a peer group of 10 media companies.

We are asking the holders of Common Voting Shares to indicate their support for the compensation of our NEOs as disclosed in this proxy statement by voting “FOR” the following resolution:

RESOLVED, that holders of the Common Voting Shares of the Company approve, on an advisory (non-binding) basis, the compensation of the NEOs of the Company, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in the Company’s 2017 proxy statement.

The affirmative vote of a majority of the Common Voting Shares present and entitled to vote at the annual meeting is required to approve the advisory vote on executive compensation.

Because your vote is advisory, it will not be binding on the Board of Directors, the Compensation Committee or the Company. The Compensation Committee, however, will review the voting results and will take them into consideration when making future decisions regarding the compensation of our NEOs.

The Board of Directors unanimously recommends a vote “FOR” the approval of the compensation of the Company’s NEOs as disclosed in this proxy statement.

PROPOSAL 3

Advisory Vote on the Frequency of Shareholder Vote on Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act also requires that we provide the holders of Common Voting Shares with the opportunity every 6 years to vote, on a nonbinding, advisory basis, for their preference as to how frequently we should seek future advisory say-on-pay votes on the compensation of our NEOs. In particular, we are asking the holders of Common Voting Shares to indicate, on a nonbinding, advisory basis, whether they would prefer an advisory say-on-pay vote on the compensation of our NEOs to occur every one, two or three years. Holders of Common Voting Shares also may, if they wish, abstain from casting a vote on this proposal.

In 2011, our Board of Directors determined and continues to believe that an advisory say-on-pay vote on the compensation of our NEOs that occurs on a triennial basis is the most appropriate alternative for the Company. Accordingly, our Board of Directors unanimously recommends that the advisory vote on the compensation of our NEOs occur every three years.

You may cast your vote by choosing the option of one year, two years, three years or abstain from voting in response to the following resolution:

RESOLVED, that the holders of the Company’s Common Voting Shares determine, on an advisory (non-binding) basis, whether the preferred frequency for holding an advisory (non-binding) vote on the compensation of the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K of the Securities Act of 1933, as amended, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion in the Company’s 2017 proxy statement, should be every year, every two years or every three years.

The option of one year, two years or three years that receives the highest number of votes cast by the holders of Common Voting Shares will be considered to be their preferred frequency for the advisory vote on the compensation of our NEOs. Because the vote is advisory, however, it will not be binding on the Board of Directors, the Compensation Committee or the Company. The Board of Directors may decide, in its sole discretion, that it is in the best interests of the Company and its shareholders to hold an advisory say-on-pay vote on the compensation of our NEOs more or less frequently than the option receiving the most votes cast by the holders of Common Voting Shares.

The Board of Directors unanimously recommends a vote “FOR” the option of once every three years as the preferred frequency for holding an advisory vote on the compensation of the Company’s NEOs.

PROPOSAL 4

Ratification of Independent Registered Public Accountants

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit the Company’s financial statements. The Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) as independent registered public accountants for the Company for the fiscal year ending December 31, 2017.  Shareholder ratification of the selection of Deloitte as our independent registered public accounting firm is not required by law or otherwise.  However, the Board of Directors is submitting the selection of Deloitte to the holders of Common Voting Shares for ratification as a matter of good corporate governance.  If the holders of Common Voting Shares do not ratify the selection of Deloitte, the Audit Committee will reconsider the matter.  A representative of Deloitte is expected to be present at the Annual Meeting of Shareholders, will have an opportunity to make a statement if he or she desires, and will be available to respond to appropriate questions.

An affirmative vote of the holders of a majority of the Common Voting Shares issued and outstanding and entitled to vote at the Annual Meeting of Shareholders, present in person or by proxy, is necessary to ratify the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2017.  Each proxy for Common Voting Shares executed and returned by a holder of such shares will be voted “for” the ratification of Deloitte as the Company’s independent registered public accounting firm for fiscal 2017, unless otherwise indicated on such proxy. Abstentions will be equivalent to a vote against this proposal.

The Board of Directors unanimously recommends a vote “FOR” ratification of the appointment of Deloitte as our independent registered public accounting firm for fiscal 2017.

Independence of the External Auditors.    The Audit Committee has established a pre-approval policy and procedures for audit, audit-related and tax services that can be performed by the independent auditors without specific authorization from the Audit Committee subject to certain restrictions. The policy sets out the specific services pre-approved by the Audit Committee and the applicable limitations, while ensuring the independence of the independent auditors to audit the Company’s financial statements is not impaired.

Service Fees Paid to the Independent Registered Public Accounting Firm.    The following table sets forth fees for all professional services rendered by Deloitte to the Company for the years ended December 31, 2016 and 2015.

	2016	2015
Audit fees(1)	$2,400,000	$2,259,500
Audit-related fees(2)	143,000	809,100
Tax fees(3)	155,000	184,000
Total fees	$2,698,000	$3,252,600

(1)	Audit fees include the audit of the parent company and certain subsidiary companies, quarterly reviews and accounting consultations.
(2)

Audit-related fees include fees for audits of employee benefit plans, due diligence assistance, audits in connection with dispositions, and other attestations by Deloitte, including those that are required by statute or regulation. The Company did not retain Deloitte to audit the employee benefit plans in 2016.

(3)	Tax fees include fees for tax compliance and consultation.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed with the Company’s management and Deloitte, the Company’s independent registered public accounting firm, the audited financial statements of the Company for the fiscal year ended December 31, 2016. The Audit Committee has also discussed with Deloitte all matters required by generally accepted auditing standards to be discussed. The Audit Committee has received the written disclosures and the letter from Deloitte required by the applicable regulations of the Public Accounting Oversight Board regarding Deloitte’s communications with the Audit Committee concerning independence, has discussed with Deloitte the independent public accountant’s independence, and has concluded that Deloitte is independent.

Based on the review and discussions noted above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, for filing with the Securities and Exchange Commission.

Respectfully submitted,

Ronald W. Tysoe, Chair
Michael R. Costa
Richelle P. Parham
Jeffrey Sagansky
Donald E. Meihaus

SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and beneficial owners of more than 10 percent of the Company’s Class A Common Shares (“10 percent shareholders”), to file with the SEC initial reports of ownership and reports of changes in ownership of Class A Common Shares and other equity securities of the Company. Executive officers, directors and 10 percent shareholders are required by SEC regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a).

The following individuals filed late Form 4s, in each case by one business day, during the year ended December 31, 2016: Richelle P. Parham (director) (one report relating to a sale of Class A Common Shares) and Burton F. Jablin (executive officer) (one report relating to a receipt of Class A Common Shares). In addition, the Form 4 filed by each non-employee director reporting the grant of options on May 11, 2016 misstated the number of securities acquired; the correct number was later reported on Form 5.

To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 2016, other than as set forth above, all Section 16(a) filing requirements applicable to its executive officers, directors and 10 percent shareholders were complied with.

SHAREHOLDER PROPOSALS FOR 2018 ANNUAL MEETING

Any shareholder proposals intended to be presented at the Company’s 2018 Annual Meeting of Shareholders must be received by the Company at 9721 Sherrill Blvd., Knoxville, TN 37932, on or before November 29, 2017, for inclusion in the Company’s proxy statement and form of proxy relating to the 2018 Annual Meeting of Shareholders. Shareholder proposals may be presented only by holders of Common Voting Shares, the only class of shares entitled to vote on such proposals.

If a holder of Common Voting Shares intends to raise a proposal at the Company’s 2018 annual meeting that he or she does not seek to have included in the Company’s proxy statement, the shareholder must notify the Company of the proposal on or before February 12, 2018. If the shareholder fails to notify the Company, the Company’s proxies will be permitted to use their discretionary voting authority with respect to such proposal when and if it is raised at such annual meeting, whether or not there is any discussion of such proposal in the 2018 proxy statement.

OTHER MATTERS

The solicitation of proxies is made by and on behalf of the Board. The cost of the solicitation will be borne by the Company. The Company may also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company’s Class A Common Shares.

If any other matters shall properly come before the meeting, the persons named in the proxy, or their substitutes, will vote thereon in accordance with their judgment. The Board does not know of any other matters which will be presented for action at the meeting.

SCRIPPS NETWORKS INTERACTIVE, INC. 9721 SHERRILL BLVD. KNOXVILLE, TN 37932 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E18310-P85635 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY SCRIPPS NETWORKS INTERACTIVE, INC. The Board of Directors recommends you vote FOR all the nominees listed. For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 1. To vote for the following nominees for election as directors: Nominees: 01) Gina L. Bianchini 02) Michael R. Costa 03) Philip I. Kent 04) Kenneth W. Lowe 05) Donald E. Meihaus 06) Richelle P. Parham 07) Mary McCabe Peirce 08) Wesley W. Scripps The Board of Directors recommends you vote FOR Proposal 2. For    Against   Abstain 2. Advisory approval of the Company's named executive officer compensation. The Board of Directors recommends you vote "3 Years" for Proposal 3. 1 Year  2 Years 3 Years Abstain 3. Advisory approval of desired frequency of shareholder votes on the Company's named executive officer compensation. The Board of Directors recommends you vote FOR Proposal 4. For Against Abstain 4. Ratification of the appointment of Deloitte & Touche LLP as the Company's auditors for fiscal 2017. In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting. Please sign exactly as your name appears hereon, indicating, where proper, official position or representative capacity. When signing as Attorney, Executor, Administrator, Trustee, etc., give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer.Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Shareholders: The Notice and Proxy Statement and the 2016 Annual Report to Shareholders are available at www.proxyvote.com. E18311-P85635 PROXY FOR COMMON VOTING SHARES — SCRIPPS NETWORKS INTERACTIVE, INC. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY. The undersigned hereby appoints KENNETH W. LOWE, LORI A. HICKOK and CYNTHIA L. GIBSON, and each of them, as the undersigned's proxies, with full power of substitution, to attend the Annual Meeting of Shareholders of Scripps Networks Interactive, Inc., to be held at 502 E. Lamar Alexander Parkway, Maryville, TN 37804, on Tuesday, May 9, 2017, at 2:30 p.m., local time, and any adjournment or adjournments thereof, and to vote thereat the number of Common Voting shares which the undersigned would be entitled to vote, with all the power the undersigned would possess if present in person, as specified on the reverse side. The proxies will vote as specified on the reverse, or if a choice is not specified, they will vote FOR the nominees listed in Item 1, FOR Items 2 and 4 and for 3 Years on Item 3. Receipt of the Notice of Meeting of Shareholders and related Proxy Statement dated March 29, 2017 is hereby acknowledged. (Continued, and to be signed, on the other side.)

SCRIPPS NETWORKS INTERACTIVE, INC. 9721 SHERRILL BLVD. KNOXVILLE, TN 37932 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E18312-P85635 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY SCRIPPS NETWORKS INTERACTIVE, INC. The Board of Directors recommends you vote FOR all the nominees listed. For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 1. To vote for the following nominees for election as directors: Nominees: 01)  Jarl Mohn 02)  Nicholas B. Paumgarten 03)  Jeffrey Sagansky 04)  Ronald W. Tysoe In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting upon which the holders of Class A Common shares are entitled to vote. Please sign exactly as your name appears hereon, indicating, where proper, official position or representative capacity. When signing as Attorney, Executor, Administrator, Trustee, etc., give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Shareholders: The Notice and Proxy Statement and the 2016 Annual Report to Shareholders are available at www.proxyvote.com. E18313-P85635 PROXY FOR CLASS A COMMON SHARES — SCRIPPS NETWORKS INTERACTIVE, INC. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY. The undersigned hereby appoints KENNETH W. LOWE, LORI A. HICKOK and CYNTHIA L. GIBSON, and each of them, as the undersigned's proxies, with full power of substitution, to attend the Annual Meeting of Shareholders of Scripps Networks Interactive, Inc., to be held at 502 E. Lamar Alexander Parkway, Maryville, TN 37804, on Tuesday, May 9, 2017, at 2:30 p.m., local time, and any adjournment or adjournments thereof, and to vote thereat the number of Class A Common shares which the undersigned would be entitled to vote, with all the power the undersigned would possess if present in person, as specified on the reverse side. The proxies will vote as specified on the reverse, or if a choice is not specified, they will vote FOR the nominees listed in Item 1. Receipt of the Notice of Meeting of Shareholders and related Proxy Statement dated March 29, 2017 is hereby acknowledged. (Continued, and to be signed, on the other side.)